Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

among

DESTINATION MATERNITY CORPORATION,

as the Lead Borrower

For

The Borrowers Named Herein,

The Guarantors Named Herein,

PATHLIGHT CAPITAL LLC

as

Administrative Agent,

and

The Other Lenders Party Hereto

Dated as of February 1, 2018

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		68

5.01.	Existence, Qualification and Power	68
5.02.	Authorization; No Contravention	69
5.03.	Governmental Authorization; Other Consents	69
5.04.	Binding Effect	69
5.05.	Financial Statements; No Material Adverse Effect	69
5.06.	Litigation	70
5.07.	No Default or Event of Default	70
5.08.	Ownership of Property; Liens	71
5.09.	Environmental Compliance	71
5.10.	Insurance	72
5.11.	Taxes	72
5.12.	ERISA and Canadian Pension Compliance	73
5.13.	Subsidiaries; Equity Interests	74
5.14.	Margin Regulations; Investment Company Act	74
5.15.	Disclosure	74
5.16.	Compliance with Laws	74
5.17.	Intellectual Property; Licenses, Etc.	76
5.18.	Labor Matters	76
5.19.	Security Documents	76
5.20.	Solvency	77
5.21.	Deposit Accounts; Credit Card Arrangements	77
5.22.	Brokers	77
5.23.	Customer and Trade Relations	77
5.24.	Material Contracts	77
5.25.	Payables Practices	78
5.26.	Credit Card Receivables	78

ARTICLE VI AFFIRMATIVE COVENANTS		78

6.01.	Financial Statements	78
6.02.	Certificates; Other Information	79
6.03.	Notices	82
6.04.	Payment of Obligations	83
6.05.	Preservation of Existence, Etc.	83
6.06.	Maintenance of Properties	83
6.07.	Maintenance of Insurance	84
6.08.	Compliance with Laws	84
6.09.	Books and Records; Accountants	84
6.10.	Inspection Rights; Field Examinations; Appraisals	85
6.11.	Use of Proceeds	86
6.12.	Additional Loan Parties	86
6.13.	Cash Management	87
6.14.	Information Regarding the Collateral	88
6.15.	Physical Inventories	89
6.16.	Environmental Laws	89
6.17.	Further Assurances	89
6.18.	Lender Meetings	90
6.19.	[Reserved]	90
6.20.	Designation as Senior Debt	91
6.21.	Post-Closing Matters	91
6.22.	Compliance with Canadian Pension Matters	91

6.23.	Maintenance of Records	91
6.24.	Collection	91
6.25.	Actions Regarding Intellectual Property	92
6.26.	Maintenance of Term Loan Reserve	92

ARTICLE VII NEGATIVE COVENANTS		92

7.01.	Liens	92
7.02.	Investments; Acquisitions	92
7.03.	Indebtedness; Disqualified Stock	92
7.04.	Fundamental Changes	92
7.05.	Dispositions	94
7.06.	Restricted Payments	94
7.07.	Prepayments of Indebtedness	95
7.08.	Change in Nature of Business	95
7.09.	Transactions with Affiliates	95
7.10.	Burdensome Agreements	96
7.11.	Use of Proceeds	97
7.12.	Amendment of Material Documents	97
7.13.	Fiscal Year	97
7.14.	Deposit Accounts; Credit Card Processors	97
7.15.	Financial Covenants	97
7.16.	[Reserved]	97
7.17.	Canadian Pension Plans	97
7.18.	Modification of Terms, Etc.	98

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		98

8.01.	Events of Default	98
8.02.	Remedies Upon Event of Default	102
8.03.	Application of Funds	103

ARTICLE IX ADMINISTRATIVE AGENT		104

9.01.	Appointment and Authority	104
9.02.	Rights as a Lender	104
9.03.	Exculpatory Provisions	104
9.04.	Reliance by Administrative Agent	105
9.05.	Delegation of Duties	105
9.06.	Resignation of Administrative Agent	106
9.07.	Non-Reliance on Administrative Agent and Other Lenders	106
9.08.	[Reserved]	106
9.09.	Administrative Agent May File Proofs of Claim	106
9.10.	Collateral and Guaranty Matters	107
9.11.	Notice of Transfer	108
9.12.	Reports and Financial Statements	108
9.13.	Agency for Perfection	108
9.14.	Indemnification	108
9.15.	Relation Among Lenders	109
9.16.	[Reserved]	109
9.17.	[Reserved]	109
9.18.	[Reserved]	109

ARTICLE X MISCELLANEOUS		109

10.01.	Amendments, Etc.	109
10.02.	Notices; Effectiveness; Electronic Communications	111
10.03.	No Waiver; Cumulative Remedies	112
10.04.	Expenses; Indemnity; Damage Waiver	113
10.05.	Payments Set Aside	114
10.06.	Successors and Assigns	114
10.07.	Treatment of Certain Information; Confidentiality	117
10.08.	Right of Setoff	118
10.09.	Interest Rate Limitation	118
10.10.	Counterparts; Integration; Effectiveness	118
10.11.	Survival	119
10.12.	Severability	119
10.13.	Replacement of Lenders	119
10.14.	Governing Law; Jurisdiction; Etc.	120
10.15.	Waiver of Jury Trial	121
10.16.	No Advisory or Fiduciary Responsibility	121
10.17.	USA PATRIOT Act Notice	122
10.18.	Foreign Asset Control Regulations	122
10.19.	Time of the Essence	122
10.20.	Canadian AML Regulations	122
10.21.	Press Releases	123
10.22.	Additional Waivers	123
10.23.	No Strict Construction	125
10.24.	Attachments	125
10.25.	Québec Interpretation	125
10.26.	English Language Only	125
10.27.	Lender Action	125

SIGNATURES		S-1

LIST OF SCHEDULES

1.01(a)	Customer List and Marketing Service Agreements
1.01(b)	Leased Department Agreements
2.01	Term Loan Commitments and Applicable Percentages
4.01(a)	Security Documents
5.01	Loan Parties Organizational Information
5.05	Material Indebtedness
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.11	Tax Sharing Arrangements
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
6.21	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.10	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Term Note
B	Compliance Certificate
C	Assignment and Assumption
D	Customs Broker Agreement
E	Borrowing Base Certificate
F	DDA Notification
G	Credit Card Notification
H	Incremental Term Loan Borrowing Notice

v

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of February 1, 2018, among DESTINATION MATERNITY CORPORATION, a Delaware corporation (“Lead Borrower”), CAVE SPRINGS, INC., a Delaware corporation (“Cave”, and together with Lead Borrower, each a “Borrower” and collectively, “Borrowers”), MOTHERS WORK CANADA, INC., a Delaware corporation (“Mothers Work”), DM URBAN RENEWAL, LLC, a New Jersey limited liability company (“DM Urban”, and together with Mother Works, each a “Guarantor” and collectively, “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), PATHLIGHT CAPITAL LLC, as Administrative Agent (“Administrative Agent”).

R E C I T A L S:

The Borrowers and Wells Fargo Bank, National Association (as administrative agent, in such capacity, the “ABL Agent” as hereinafter further defined) for itself and the other lenders from time to time party thereto (collectively, the “ABL Lenders” as hereinafter further defined) are parties to a certain Amended and Restated Credit Agreement, dated as of March 25, 2016 (as amended to date, and as may be further amended, amended and restated, supplemented, or otherwise modified from time to time, the “ABL Loan Agreement” as hereinafter further defined), pursuant to which the ABL Lenders, have made loans and advances and provided other financial accommodations to the Borrowers;

The Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a term loan facility to: (a) refinance certain Existing Liabilities (as defined below), and (b) fund certain fees and expenses associated with the consummation of the transactions contemplated hereby, in each case on the terms and conditions set forth herein;

The Borrowers desire to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of the Collateral; and

Subject to the terms hereof, each Subsidiary which is not a Borrower (other than any Excluded Subsidiary) is willing to guaranty all of the Obligations of the Borrowers and to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Collateral.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Wells Fargo Bank, National Association, in its capacity as administrative and collateral agent in such capacity under the ABL Documents, and also includes any successor, replacement or permitted assignee.

“ABL Borrowing Base” means the “Borrowing Base” (as such term is defined in the ABL Loan Agreement).

“ABL Debt” shall mean the Obligations (as defined in the ABL Loan Agreement) evidenced by or arising under the ABL Documents.

“ABL Documents” shall mean, collectively, the ABL Loan Agreement, and any other Loan Documents (as defined in the ABL Loan Agreement) as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured, in accordance with the terms of the Intercreditor Agreement, (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt).

“ABL Lenders” shall mean, collectively, any Person party to the ABL Documents as a lender.

“ABL Loan Agreement” shall mean the Amended and Restated Credit Agreement, dated as of the date hereof, by and among Borrowers, Guarantors, ABL Agent and ABL Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, refinanced, restated or replaced, in accordance with the terms of the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABL Loans” means the “Loans” (as defined in the ABL Loan Agreement).

“Accelerated Borrowing Base Delivery Event” means (a) the occurrence of any “Accelerated Borrowing Base Delivery Event” (as defined in the ABL Loan Agreement), and/or (b) the occurrence and continuance of any Event of Default hereunder. For purposes of this Agreement, unless the Required Lenders otherwise agree, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve the requisite level of Excess Availability (such threshold being as set forth in the definition of “Accelerated Borrowing Base Delivery Event” under the ABL Loan Agreement), until Excess Availability has exceeded the amount equal to fifteen percent (15%) of the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

“ACH” means automated clearing house transfers.

“Accommodation Payment” has the meaning specified in Section 10.22.

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“Account Debtor” means an “Account Debtor” as such term is a defined in the UCC, including without limitation, any Credit Card Issuer, any Credit Card Processor and any Department Lessor.

“Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person (other than the leasing or acquisition of any one Store in the ordinary course of business), in each case, in any transaction or group of transactions which are part of a common plan.

“Administrative Agent” means Pathlight in its capacity as administrative and collateral agent hereunder and under any of the other Loan Documents, or any replacement or any successor administrative agent permitted hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, and, as appropriate, the Agent Payment Account, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Payment Account” shall mean such account of Administrative Agent as Administrative Agent may from time to time designate to Lead Borrower as the Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agreement” means this Term Loan Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.22(d).

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to a Loan Party, or Restricted Subsidiary, as applicable, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage; including the FCPA, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means Laws relating to terrorism, money laundering, or “know your client” which apply to a Loan Party, or Restricted Subsidiary, as applicable, including Executive Order No. 13224, the PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, any Sanctions Laws, and the Laws administered by OFAC, and the Proceeds of crime (Money Laundering) & Terrorist Financing Act (Canada).

“Apple P&S Agreement” means that certain Purchase and Sale Agreement, dated as of December 9, 2013, between and among Destination Maternity Corporation, as seller, and Apple Inc., as buyer (“Buyer”), pursuant to which Lead Borrower sold, transferred and assigned to Buyer Lead Borrower’s right, title and interest to receive certain Incentive Program Assets.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means (i) with respect to the LIBO Rate, nine percent (9.0%), and (ii) with respect to the Base Rate, eight percent (8%).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Term Loan held by such Lender at such time and the denominator of which is the aggregate outstanding amount of the Term Loans held by all Lenders at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means with respect to Eligible Intellectual Property, the forced liquidation value of Eligible Intellectual Property as set forth in the most recent appraisal of Eligible Intellectual Property as determined from time to time by an independent appraiser engaged by the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the twelve (12) month period ended January 28, 2017, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one half of one percent (0.50%), (b) the LIBO Rate plus one percent (1%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Blocked Account” means a deposit account of a Loan Party to which funds from one or more DDAs are from time to time transferred.

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing control (as defined in the UCC) of such account by the Administrative Agent and the ABL Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Administrative Agent and/or the ABL Agent, as applicable, without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named on the most current OFAC Lists.

“Borrower Materials” has the meaning specified in last paragraph of Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the sum of (A) fifteen percent (15.0%) multiplied by the face amount of Eligible Credit Card Receivables; plus (B) ten percent (10.0%) multiplied by the face amount of Eligible Trade Receivables; plus (C) ten percent (10.0%) multiplied by the face amount of Eligible Receivables consisting of Customer List and Marketing Services Receivables; plus (D) ten percent (10.0%) multiplied by the face amount of Eligible Receivables consisting of Leased Department Receivables, net of any Receivables Reserves; plus

(b) fifteen percent (15.0%) of the Net Recovery Percentage of Eligible Inventory consisting of finished goods Inventory and Eligible LC Inventory (other than Eligible In-Transit Inventory) multiplied by the Value of such Inventory, net of applicable Inventory Reserves; plus

(c) ten percent (10%) of the Net Recovery Percentage of Eligible Inventory consisting of leased department finished goods Inventory multiplied by the Value of such Inventory, net of any applicable Inventory Reserves; plus

(d) [Reserved]; plus

(e) the Intellectual Property Advance; plus

(f) the Incentive Program Assets Advance; minus

(g) Intellectual Property Reserves; minus

(h) the IP Cap Reserve.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Administrative Agent in its Permitted Discretion to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business” means the retail or wholesale manufacturing, marketing and/or sale of consumer products or services, the licensing of Borrowers’ trademarks and/or other intellectual property (either in connection with its franchising activities or otherwise), and the provision of services to third party companies in connection with the Borrowers’ proprietary list of customers and other marketing partnership related activities.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or the Commonwealth of Massachusetts.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any of the Loan Parties or any Restricted Subsidiary has any liability with respect to any employee or former employee related to employment in Canada, but excluding any Canadian Pension Plans and any Canadian Union Plans.

“Canadian Collateral” means Collateral consisting of assets or interests in assets of the Loan Parties located in Canada, and the proceeds thereof.

“Canadian Dollar” shall mean the lawful money of Canada.

“Canadian Pension Event” means (a) the voluntary whole or partial wind up of a Canadian Pension Plan by any Loan Party or Restricted Subsidiary; (b) the withdrawal of a Borrower or Restricted Subsidiary from a Canadian Union Plan; (c) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or Canadian Union Plan or the treatment of a Canadian Pension Plan or Canadian Union Plan amendment as a termination or partial termination; (d) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan or Canadian Union Plan, or (e) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Canadian Pension Plan or Canadian Union Plan.

“Canadian Pension Plans” means any plan or arrangement that is required to be registered under Canadian federal or provincial law and is or was established, maintained or contributed to or required to be contributed to by a Borrower or any Restricted Subsidiary for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively, or any Canadian Union Plan.

“Canadian Security Agreement” means the Security agreements, dated of even date herewith, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by the Loan Parties.

“Canadian Security Documents” means the Canadian Guarantees, the Canadian Security Agreement, and any other Loan Document that grants or purports to grant a Lien on any Canadian Collateral.

“Canadian Union Plan” means any and all registered pension and other benefit plans for the benefit of employees or former employees of any Loan Party or Restricted Subsidiary in respect of employment in Canada, which are not maintained, sponsored or administered by a Loan Party or Restricted, but to which a Borrower or any Restricted Subsidiary is or was required to contribute pursuant to a collective agreement or a participation agreement.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Event” means either (a) the occurrence and continuance of any Specified Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability in an amount equal to or greater than the greater of (i) an amount equal to fifteen percent (15%) of the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) for five (5) consecutive Business Days, or (ii) an amount equal to twelve and one-half percent (12.5%) of the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) at any time. For purposes of this Agreement, unless the Required Lenders otherwise agree, the occurrence of a Cash Dominion Event shall be deemed continuing until the earlier of: (A) the date of the waiver by the Required Lenders of such Specified Event of Default, (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until such date as Excess Availability has exceeded fifteen percent (15%) of the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) for thirty (30) consecutive days or (C) such date on which the Required Lenders state that the applicable Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided, that a Cash Dominion Event shall be deemed continuing for a period of six (6) consecutive months (even if a Specified Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for thirty (30) consecutive Business Days) at any time a Cash Dominion Event occurs after a Cash Dominion Event has occurred and been discontinued on four (4) occasions after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the Lead Borrower of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; and

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above.

“Casualty Event” means casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy known as “Basel III” and promulgated either by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities pursuant thereto are deemed to have been adopted and gone into effect after the date of this Agreement.

“Change in Lease Accounting” shall mean any actual or proposed change in or application of GAAP after the Closing Date with respect to any lease that is treated as an operating lease for purposes of GAAP.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests entitled to vote generally in the election of directors (or equivalent governing body) of the total voting power of all outstanding shares of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) any “change in control” or similar event, as defined in the ABL Loan Agreement or any other ABL Document shall have occurred; or

(c) the Lead Borrower fails at any time to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party free and clear of all Liens (other than Liens in favor of the Administrative Agent and Permitted Encumbrances of the type described in clauses (a), (e) and (r) of the definition of such term), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as in effect from time to time.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent (it being agreed that all Collateral Access Agreements entered into prior to the date hereof in favor of the ABL Agent are reasonably satisfactory in form and substance to the Administrative Agent) executed by, as the case may be, (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Administrative Agent’s (or, prior to the Discharge of the ABL Debt, its agent or bailee pursuant to the Intercreditor Agreement) Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) agrees to provide the Administrative Agent (or, prior to the Discharge of the ABL Debt, its agent or bailee pursuant to the Intercreditor Agreement) with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Administrative Agent (or, prior to the Discharge of the ABL Debt, its agent or bailee pursuant to the Intercreditor Agreement) with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Administrative Agent as it may reasonably require.

“Combined Loan Caps” means, at any time, the sum of (i) the Loan Cap, and (ii) the outstanding aggregate principal amount of the Term Loans.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Concentration Account” means the deposit account of Lead Borrower in which funds of any Loan Party from one or more Blocked Accounts are from time to time deposited. As of the Closing Date, the Concentration Account is the deposit account identified as the Concentration Account on Schedule 5.21(a).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, for any period for the Lead Borrower and its Subsidiaries on a consolidated basis (without duplication), an amount equal to Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Lead Borrower and its Subsidiaries for such period, (c) the amount of depreciation and amortization expense for such period, (d) loss on extinguishment of debt for such period, (e) stock based compensation expense (which do not represent a cash item in such period or any future period), mark to market adjustments in respect of derivatives, and write offs, write downs or other impairment of long lived assets, (f) any loss from extraordinary, unusual or non-recurring items to the extent not in excess of (1) for each twelve Fiscal month measurement period through the twelve Fiscal months ending on October 31, 2018, $3,500,000, (2) for the twelve Fiscal month measurement period ending on November 30, 2018 and for each twelve Fiscal month measurement period thereafter, $2,500,000, or (3) such greater amount reasonably acceptable to the Required Lenders, (g) any asset impairment charges related to a Change in Lease Accounting, and minus the following to the extent included in calculating such Consolidated Net Income: (w) Consolidated Interest Income, (x) income tax credits (to the extent not netted from income taxes payable); provided, however, that the proceeds of the sale of any Incentive Program Assets shall not be excluded, (y) any extraordinary, unusual or non-recurring income or gains (including gains on the sale of assets outside the ordinary course of business) and related tax effects thereon and (z) all non-cash income which does not represent a cash item in such period or any future period.

“Consolidated Interest Charges” means, for any period, the interest expense (including any rent expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Lead Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Lead Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Income” means, for any period, the interest income of the Lead Borrower and its Subsidiaries for such period, (including net gain under Swap Contracts in respect of interest rates to the extent such net gains are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period for the Lead Borrower and its Subsidiaries on a consolidated basis, the net income of the Lead Borrower and its Subsidiaries for such period as determined in accordance with GAAP, provided, that there shall be excluded from Consolidated Net Income (a) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of cash dividends or similar distributions, (b) the undistributed earnings of any Subsidiary of a Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, governing document or Law applicable to such Subsidiary, and (c) the income (or deficit) of any Subsidiary of any Borrower which is not a Guarantor except to the extent that any such income is actually received by a Borrower or Guarantor in the form of cash dividends or similar distributions.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall have its meaning as set forth in the Security Agreement or any Blocked Account Agreement (as defined in the ABL Loan Agreement).

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger, and the term “Cost” in any event shall include freight costs and duties associated with the transportation of Inventory to distribution points. “Cost” does not include inventory capitalization costs or other non-purchase price charges used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower or for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases, including, but not limited to, the agreements set forth on Schedule 5.21(b) hereto.

“Credit Card Issuer” shall mean any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers approved by the Administrative Agent.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(ii).

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “Account” and “Payment Intangible” (as such terms are defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, MasterCard and American Express and such other issuers approved by the Administrative Agent) to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Customer List” means the personally identifiable information of any Loan Party’s customers who opt to allow use of such information for marketing purposes, which information is collected by Lead Borrower in the course of providing retail services to such customers.

“Customer List and Marketing Services Agreements” means agreements entered into from time to time by any of the Loan Parties with third parties pursuant to which such Loan Party leases its customer lists or provides marketing services to such third party, including without limitation the agreements listed on Schedule 1.01(a), as such agreements may be amended, modified, replaced, extended or renewed from time to time; Schedule 1.01(a) lists each Customer List and Marketing Services Agreement in respect of which the Receivables owing to the Borrowers in any Fiscal Year exceed $500,000 in the aggregate.

“Customer List and Marketing Services Receivables” means all of the Receivables of any Borrower arising from Customer List and Marketing Service Agreements.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit D among a Borrower, a customs broker or other carrier, and the Administrative Agent (or, prior to the Discharge of the ABL Debt, its agent or bailee pursuant to the Intercreditor Agreement), in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Administrative Agent (or, prior to the Discharge of the ABL Debt, its agent or bailee pursuant to the Intercreditor Agreement) and agrees, upon notice from the Administrative Agent (or, prior to the Discharge of the ABL Debt, its agent or bailee pursuant to the Intercreditor Agreement), to hold and dispose of the subject Inventory solely as directed by the Administrative Agent (or, prior to the Discharge of the ABL Debt, its agent or bailee pursuant to the Intercreditor Agreement).

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA (other than Excluded DDAs) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 6.17(e).

“Debtor Relief Laws” means any of Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), any applicable governing corporate statute dealing with the compromise of creditor’s claims or arrangements, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency, bankruptcy, liquidation, reorganization, arrangement or relief of debtor or other similar Law of any jurisdiction, including the Business Corporation Act (Ontario) where such statute is used by a Person to propose an arrangement and any applicable Law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to the Term Loans plus two percent (2%) per annum.

“Department Lessor” means a Person (other than a Loan Party) that owns and operates a department or specialty store or other location and licenses space in such store to a Borrower.

“Discharge of the ABL Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Term Loans mature; provided, that (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Holding Company” means any Domestic Subsidiary of the Borrowers that is treated as a disregarded entity for U.S. federal income tax purposes and all of its assets (other than immaterial assets) consist of the ownership of the Equity Interests of one or more CFCs.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the respective meanings set forth in the ABL Loan Agreement.

“Eligible Intellectual Property” means Intellectual Property deemed by the Administrative Agent to be eligible for inclusion in the calculation of the Borrowing Base and which, except as otherwise agreed by the Administrative Agent, satisfies all of the following conditions:

(a) Such Intellectual Property is validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(b) A Borrower owns such Intellectual Property or exclusively licenses such Intellectual Property from a third party;

(c) Such Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Security Agreement relating to such Intellectual Property;

(d) The Administrative Agent shall have received evidence that all actions that the Administrative Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Encumbrances securing Indebtedness (other than with respect to the ABL Debt) which have priority over the Lien of the Agent by operation of Law) on such Intellectual Property (including, without limitation, filings at the U.S. Patent and Trademark Office or the U.S. Copyright Office, and/or the Canadian Intellectual Property Office, as applicable) has been taken; and

(e) The Administrative Agent shall have received an appraisal (and updates to such appraisal as set forth in Section 6.10(c) hereof) of such Intellectual Property by a third party appraiser acceptable to the Administrative Agent and the Required Lenders otherwise in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Eligible Inventory” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the respective meanings set forth in the ABL Loan Agreement.

“Eligible In-Transit Inventory” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the respective meanings set forth in the ABL Loan Agreement.

“Eligible LC Inventory” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the respective meanings set forth in the ABL Loan Agreement.

“Eligible Receivables” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the respective meanings set forth in the ABL Loan Agreement.

“Eligible Trade Receivables” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the respective meanings set forth in the ABL Loan Agreement.

“Environmental Laws” means any and all Federal, provincial, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution or the protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excess Availability” means, as of any date of calculation, “Excess Availability” (as such term is defined in the ABL Loan Agreement) (calculated giving effect to any Reserves imposed against the ABL Borrowing Base under the ABL Loan Agreement (including, without limitation, any applicable Term Loan Reserve and any Reserve in respect of Priority Payables).

“Excluded DDAs” shall have the meaning set forth in the ABL Loan Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable law, regulation or contractual obligation from guaranteeing or providing collateral for the Obligations (only to the extent such prohibition is applicable and not rendered ineffective) or would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee, (b) any Domestic Holding Company, (c) any CFC and any direct or indirect Domestic Subsidiary of such CFC and (d) any Subsidiary that is not a Wholly-Owned Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) any tax imposed on or measured by, in whole or in part, the revenue, net income, net profits, net assets, capital or net worth of, and franchise taxes imposed on, any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) (i) in which such Lender or such Participant is organized (ii) in which such Lender’s or such Participant’s principal office is located, (iii) in which such Lender or such Participant is doing business, including, branch profits taxes and branch interest taxes (other than solely as a result of entering into any Loan Document or taking any action contemplated thereunder), (iv) in which it has a present or former connection other than as a result of the Loan Documents or taking any action contemplated thereunder or (v) in the case of any Foreign Lender, in which its applicable Lending Office is located, in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (b) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 3.01(e), (c) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (d) in the case of a Foreign Lender, any United States federal withholding taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with FATCA to establish a complete exemption from withholding thereunder, and (e) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (1) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 3.01(e), if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (2) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a Change in Law.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Facility Guaranty” means that certain Guaranty, dated as of March 25, 2016, made by the Guarantors (as defined in the Existing Term Loan Credit Agreement) in favor of (a) Wells Fargo Bank, National Association, as administrative agent under the Existing Term Loan Credit Agreement, and (b) the other “Secured Parties” (as defined in the Existing Term Loan Credit Agreement).

“Existing Term Loan Credit Agreement” means that certain term loan credit facility arising under that certain Term Loan Credit Agreement, dated as of March 25, 2016, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced, between and among Destination Maternity Corporation, as a borrower, the other “Borrowers” party thereto, the “Guarantors” named therein, Wells Fargo Bank, National Association, as administrative agent, joint lead arranger and sole bookrunner thereunder, TPG Specialty Lending, Inc., as documentation agent and joint lead arranger, and the “Lenders” party thereto.

“Existing Liabilities” means (i) the “Obligations” as defined in the Existing Term Loan Credit Agreement, (ii) the “Secured Obligations”, as defined in the security documents executed and delivered in connection with the Existing Term Loan Credit Agreement, and (iii) the “Guaranteed Obligations”, as defined in the Existing Facility Guaranty.

“Existing Liens” means the liens granted in favor of Wells Fargo Bank, National Association, as administrative agent under the Existing Term Loan Credit Agreement, for the benefit of itself and the other “Secured Parties” (as defined in the Existing Term Loan Credit Agreement) as security for the Obligations therein.

“Existing Loan Documents” means the “Loan Documents” as defined in the Existing Term Loan Credit Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other Secured Parties, in form reasonably satisfactory to the Administrative Agent.

“FATCA” means current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is that is substantively comparable and not materially more burdensome to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated of even date herewith, among the Lead Borrower and the Administrative Agent.

“Fiscal Month” means any fiscal month of any Fiscal Year, each of which ends on or about the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties, subject to change in accordance with Section 7.13.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, each of which ends on or about the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties, subject to change in accordance with Section 7.13.

“Fiscal Year” means any period of twelve consecutive Fiscal Months ending on the Saturday closest to January 31st of any calendar year, subject to change in accordance with Section 7.13.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Formation” means the creation of any Person by a Loan Party of any of its Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or Canada, or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary of the Lead Borrower in existence on the Closing Date (other than another Borrower) and each other Restricted Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Guggenheim” has the meaning set forth in Section 5.22.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incentive Program Assets” means the transferrable income tax credits issuable to the Lead Borrower under that certain Grow New Jersey Assistance Act Tax Credit Grant Program for Capital Investment and Full-time Position Retained or Created at a Facility Qualifying Businesses Terms and Conditions of Project Approval between New Jersey Development Authority and Destination Maternity Corporation, executed May 12, 2014.

“Incentive Program Assets Advance” means a sum, at no time to exceed the lesser of (a) $2,000,000.00 and (b) the remaining amounts owing to Lead Borrower under the Apple P&S Agreement; provided, that the Incentive Program Assets Advance shall be reduced to $0.00 in the case of either: (a) upon the occurrence of a Specified Event of Default and/or (y) if at any date of determination Excess Availability is less than $19,000,000.00; provided, that the first such test under subclause (y) hereof shall commence upon Borrowers’ delivery of their financial statements for the period ended May 5, 2018 in accordance with Sections 6.01 and 6.02 hereof.

“Incremental Term Loan” has the meaning set forth in Section 2.01(a)(ii)(A).

“Incremental Term Loan Borrowing Notice” shall be in the form annexed hereto and made a part hereof as Exhibit H.

“Incremental Term Loan Commencement Date” has the meaning set forth in Section 2.01(a)(ii)(A).

“Incremental Term Loan Draw Termination Date” has the meaning set forth in Section 2.01(a)(ii)(A).

“Incremental Term Loan Funding Date” has the meaning set forth in Section 2.01(a)(ii)(A).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business which are not past due more than sixty (60) days after their applicable due date and (ii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) All Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (e) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Term Loan” has the meaning set forth in Section 2.01(a)(i).

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world and including the goodwill associated therewith; copyrights, copyrightable works (registered or unregistered) and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications and patent disclosures; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, all rights in computer software including source codes, object codes, and executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property (including, without limitation, the Customer List and any related Customer List and Marketing Services Agreements and any proceeds and products thereof, including any Customer List and Marketing Services Receivables); and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Advance” means the product of (i) the Intellectual Property Advance Rate multiplied by (ii) the Appraised Value of Eligible Intellectual Property.

“Intellectual Property Advance Rate” means, as of each applicable date of determination, fifty percent (50%) less one percent (1%) for each $300,000.00 in Term Loan principal reduction repayments (whether such repayment made is (i) mandatory or (ii) voluntary) received by the Lenders prior to such date of determination. In addition, as of each applicable date of determination, the Intellectual Property Advance Rate shall also be reduced by an amount equal to, and not exceeding, the IP Advance Rate Reduction Amount if Consolidated EBITDA fails to achieve the following levels as of such applicable date of determination:

Applicable Period	Consolidated EBITDA
For the twelve Fiscal months ending on April 30, 2018	$12,500,000
For the twelve Fiscal months ending on May 31, 2018	$12,500,000
For the twelve Fiscal months ending on June 29, 2018	$12,500,000
For the twelve Fiscal months ending on July 31, 2018	$12,500,000
For the twelve Fiscal months ending on August 31, 2018	$12,500,000
For the twelve Fiscal months ending on September 28, 2018	$12,500,000
For the twelve Fiscal months ending on October 31, 2018 and for the twelve Fiscal months ending on each Fiscal monthly period thereafter	$17,500,000

During any period when the IP Advance Rate Reduction Amount is applicable due to Borrowers’ failure to achieve the applicable Consolidated EBITDA threshold set forth in the table above, in the event Borrowers’ financial statements thereafter delivered under Sections 6.01 and 6.02 hereof demonstrate that Borrowers achieve at or above the Consolidated EBITDA thresholds set forth in the table above for not less than two (2) consecutive measurement periods, then from and after such date of determination the IP Advance Rate Reduction Amount shall no longer be applicable for so long as Borrowers’ Consolidated EBITDA continues to achieve the applicable thresholds set forth in the table above; provided, that the termination or removal of the IP Advance Rate Reduction Amount as provided in the immediately preceding clause shall in no way limit the imposition of a subsequent IP Advance Rate Reduction Amount in the event that the Borrowers’ Consolidated EBITDA fails to achieve the applicable thresholds set forth in the table above for a subsequent measurement period.

“Intellectual Property Reserves” means such reserves as the Administrative Agent and the Required Lenders from time to time determines in the Administrative Agent and the Required Lenders’ Permitted Discretion as being appropriate to reflect the impediments to the Administrative Agent’s and the Lenders’ ability to realize upon any Eligible Intellectual Property or to reflect claims and liabilities that the Administrative Agent and the Required Lenders determines will need to be satisfied in connection with the realization upon any Eligible Intellectual Property, to the extent not taken in to account in the Appraised Value of the Eligible Intellectual Property.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent, granting a Lien in the Intellectual Property and certain other assets of the Loan Parties, as amended and in effect from time to time.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, between Administrative Agent and ABL Agent, as acknowledged by Loan Parties, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, replaced or restructured in accordance therewith and herewith.

“Interest Payment Date” means (i) the first Business Day of each month, commencing with the first such date to occur after the Closing Date and continuing to the Maturity Date, and (ii) the Maturity Date.

“Interest Period” means each period commencing on an Interest Payment Date (or, in the case of the initial Interest Period, commencing on the Closing Date) and ending on the subsequent Interest Payment Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the meaning set forth in the ABL Loan Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Advance Rate Reduction Amount” means, as at any date of determination, seven and one-half percentage points (7.5%).

“IP Cap Reserve” means an amount, at any time of calculation, equal to the difference (if positive) between (a) the Intellectual Property Advance and (b) 60% of the Borrowing Base (without giving effect to the IP Cap Reserve).

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

“Landlord Lien State” means such state(s) or province(s) in which a landlord’s claim for rent may have priority over the Lien of the Administrative Agent in any of the Collateral.

“Laws” means each international, foreign, Federal, state, provincial and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Leased Department” means the space licensed by any Loan Party from a Department Lessor pursuant to an applicable Leased Department Agreement.

“Leased Department Agreements” means agreements entered into from time to time by any of the Loan Parties, pursuant to which a Borrower licenses a portion of the space from a Department Lessor, including without limitation the agreements listed on Schedule 1.01(b), as the same may be amended, modified, replaced, extended or renewed from time to time.

“Leased Department Receivable” means a Receivable owing by a Department Lessor to a Borrower arising out of a Leased Department Agreement.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“LIBO Rate” means the offered rate per annum for deposits of Dollars for an Interest Period of three months that appears on Reuters Screen LIBOR01 page (or any successor page) as of 11:00 A.M. (London, England time) on the second Business Day preceding the first day of each Interest Period, or if such day is not a Business Day, on the immediately preceding Business Day. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market at 11:00 A.M. (London, England time) for an Interest Period of three months on the day such rate is being determined. The LIBO Rate will be adjusted automatically on the first day of each calendar month to reflect the then current LIBO Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, any Lease or other agreement constituting or giving rise to a Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to it under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent and the Required Lenders, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means the Term Loan made by a Lender to Borrowers under Article II.

“Loan Cap” means as of any date of determination, “Loan Cap” (as such term is defined in the ABL Loan Agreement as in effect on the date hereof).

“Loan Documents” means this Agreement, each Term Note, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guaranty, and any other instrument or agreement, including the Intercreditor Agreement, now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“London Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Material Adverse Effect” means (a) the occurrence of a “Material Adverse Effect” (or any comparable term) pertaining to the ABL Loan Agreement, (b) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), or financial condition of any Loan Party or the Lead Borrower and its Subsidiaries taken as a whole; provided, that any non-cash adjustments to prior period financial statements do not constitute a material adverse change; (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (d) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Loan Party, each contract or agreement which is a “material contract” within the meaning of item 601(b)(10)(ii) of Regulation S-K (as in effect on the Closing Date), whether or not Lead Borrower and its Restricted Subsidiaries are required to comply with the Securities Laws.

“Material Indebtedness” means (a) any individual Indebtedness (other than the Obligations) of the Loan Parties and Restricted Subsidiaries in an aggregate principal amount exceeding $7,500,000, and (b) the ABL Debt. For purposes of determining the amount of Material Indebtedness at any time, (i) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (ii) undrawn committed or available amounts shall be included with respect to ABL Debt, and (iii) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means the earlier of: (i) the date that the Discharge of the ABL Obligations occurs, (ii) January 31, 2023, (iii) the occurrence of an Event of Default under Sections 8.01(f) or (g) or (c) the acceleration of the Term Loans and the termination of the Term Loan Commitments pursuant to Section 8.02.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Merger Sub” means US OP Corporation, a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Capital Expenditures” means for any Fiscal Year, means all Capital Expenditures incurred during such Fiscal Year, whether in connection with opening of a new retail store location, replacement of capital assets, renovation of existing store locations or otherwise, minus the sum of (x) any tenant allowance payments actually received by Borrowers during such Fiscal Year in cash in respect to new retail store locations opened in such Fiscal year, and (y) any insurance proceeds used for Capital Expenditures.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Restricted Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Administrative Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Restricted Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates), (C) taxes paid or reasonably estimated to be payable in connection therewith, (D) in the case of any Disposition or casualty event by a non-Wholly-Owned Subsidiary, the pro-rata portion of the Net Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrowers or a Wholly-Owned Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrowers or their Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the investment banking fees, underwriting discounts and commissions, costs and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Restricted Subsidiary in connection therewith.

“Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of Eligible Inventory at such time on a “going out of business sale” basis for such Inventory, as set forth in the most recent acceptable (as determined by Administrative Agent in its Permitted Discretion) inventory appraisal received by Administrative Agent, in accordance with the requirements of this Agreement, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the Cost of the aggregate amount of the Eligible Inventory subject to such appraisal. The Net Recovery Percentage shall be based on the applicable percentage in the most recent acceptable (as determined by Administrative Agent in its Permitted Discretion) appraisal conducted as set forth in Section 6.10.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Loan Party” means any Subsidiary of the Lead Borrower that is not a Loan Party.

“NPL” means the National Priorities List under CERCLA.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the SDN List and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“Obligations” means all advances to, and debts (including principal, interest, fees, premiums (including the Prepayment Premium) costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any and all Term Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding.

“Occurrence Update Schedules” means each of Schedule 5.01 (Loan Parties Organizational Information), 5.05 (Material Indebtedness), 5.06 (Litigation), 5.09 (Environmental Matters), 5.10 (for primary casualty insurance policies that cover Collateral), 5.11 (Tax Sharing Agreements), 5.13 (Subsidiaries; Other Equity Investments), 5.17 (Intellectual Property Matters), and 5.21(b) (Credit Card Agreements).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited or unlimited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pathlight” means Pathlight Capital LLC and its successors.

“Participant” has the meaning specified in Section 10.06(d).

“Patriot Act” shall have the meaning specified in Section 10.17.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) as of the date of any such transaction or payment, and after giving effect thereto no Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, (b) as of the date of any such transaction or payment, and after giving effect to any such transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, Excess Availability shall be not less than twenty percent

(20%) of the lesser of (i) the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) or (ii) the Aggregate Commitments (as defined in the ABL Loan Agreement), and (c) Administrative Agent shall have received projections (in form satisfactory to Administrative Agent in its Permitted Discretion) for the twelve (12) month period after the date of such transaction or payment showing, on a pro forma basis after giving effect thereto, minimum Excess Availability at all times during such period of not less than (i) twenty-five percent (25%) or (ii) solely with respect to payments to be made under Section 7.06(a), fifty percent (50%) of (x) the Aggregate Commitments (as defined in the ABL Loan Agreement) plus (y) the outstanding principal balance of the Term Loans. Prior to (A) undertaking a Permitted Acquisition, (B) incurring any Material Indebtedness or (C) making of any Permitted Investment or Restricted Payment in excess of $1,000,000 which is subject to the satisfaction of Payment Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (b) and (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Periodic Update Schedules” shall mean each of Schedules 1.01(a), 5.08(b)(1) (Owned Real Estate), 5.08(b)(2) (Leased Real Estate), 5.10 (for policies other than primary casualty policies that cover Collateral), 5.21(a) (Demand Deposit Accounts), 7.01 (Existing Liens), 7.02 (for Investments greater than $5,000,000 (Existing Investments), and 7.09 (Transactions with Affiliates).

“Permitted Acquisition” means any Acquisition or Formation in which all of the following conditions are satisfied:

(i) As of the date of any such Acquisition or Formation, and after giving effect thereto, the Loan Parties shall have satisfied the Payment Conditions;

(ii) no Default or Event of Default then exists or would arise from the consummation of such Acquisition or Formation;

(iii) in the case of an Acquisition of a majority (or more) of the Equity Interests of a Person, such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(iv) in the case of any Acquisition where the consideration to be paid for such Acquisition equals or exceeds $2,000,000, the Lead Borrower shall have furnished the Administrative Agent with thirty (30) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent;

(v) after giving effect to the Acquisition or Formation, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired or formed;

(vi) such Acquisition or Formation shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to, or a logical extension of, the Business;

(vii) if the Person which is the subject of such Acquisition or Formation will be maintained as a Restricted Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is to be a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Administrative Agent shall determine in its Permitted Discretion, and the Administrative Agent shall have received a first priority security and/or mortgage interest (except for those Permitted Encumbrances that have priority in such Collateral by operation of law and, subject to the Intercreditor Agreement, the ABL Priority Collateral) in such Subsidiary’s Equity Interests, Inventory, Accounts, Real Estate, Intellectual Property and other property of the same nature as constitutes Collateral under the Security Documents; provided, that in the event such Subsidiary is joined as a “Borrower” the assets of such Person will only be eligible for inclusion in the Borrowing Base after a satisfactory field examination, appraisals and legal diligence is conducted by Administrative Agent in its Permitted Discretion;

(viii) as of the date of any such Investment or Acquisition and the date of any payment in respect thereof, and after giving effect thereto, the Loan Parties shall have satisfied the Payment Conditions;

(ix) either (A) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its Permitted Discretion, or (B) the Loan Parties shall have provided the Administrative Agent with a favorable solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent; and

(x) the purchase price payable in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed $2,500,000 in the aggregate and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed $5,000,000 in the aggregate during the term of this Agreement.

“Permitted Administrative Agent Advance” means a disbursement or advance made by the Administrative Agent, in its discretion, which: (a) is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or (b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; and (c) is made to pay any amount chargeable to any Loan Party hereunder.

“Permitted Discretion” means, as used in this Agreement, with reference to the Administrative Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Disposition” means any of the following so long as no Event of Default exists or will result therefrom:

(a) Dispositions of Inventory in the ordinary course of business which for this purpose does not include any Disposition in connection with a Store closing or sale of a Store location;

(b) bulk sales or other Dispositions of the Inventory of a Loan Party in connection with the closing of retail Store locations, locations within department or specialty stores or other locations in which a Loan Party leases or licenses a portion of the space in such store in the ordinary course of the business of such Loan Party, in an arm’s length transaction, provided, that (i) such closings and related sales or other Dispositions of Inventory shall not exceed (A) in any Fiscal Year of the Lead Borrower, twenty percent (20%) of the retail Stores of Loan Parties (which does not include store relocations, locations which are closed in connection with the opening of a combination store or superstore, locations within department or specialty stores or other locations in which a Loan Party leases or licenses a portion of such store or international locations where Inventory is not included in the Collateral) in any Fiscal Year of the Lead Borrower as of the beginning of such Fiscal Year (net of openings of new retail store locations) and (B) in the aggregate from and after the Closing Date, thirty-five percent (35%) of the retail Store locations of Loan Parties (which does not include store relocations, locations which are closed in connection with the opening of a combination store or superstore, locations within department or specialty stores or other locations in which a Loan Party leases or licenses a portion of such store or international locations where Inventory is not included in the Collateral) in existence as of the Closing Date (net of new store openings), and (ii) all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to Administrative Agent; provided, that (A) all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with the Intercreditor Agreement, and (B) no such liquidation agreement or professional liquidators shall be required to the extent such sales of Inventory are limited to the closing of a single Store;

(c) non-exclusive licenses of Intellectual Property to a Loan Party in the ordinary course of business;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided, that if requested by the Administrative Agent, the Administrative Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Administrative Agent;

(e) Dispositions of obsolete, worn out, used or surplus Equipment, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property, no longer used or useful in the conduct of the business of the Loan Parties, excluding for purposes hereof bulk sales or other Dispositions of the Equipment or Fixtures of any Loan Party in connection with the closing of retail Store locations, locations within department or specialty stores or other locations in which a Loan Party leases or licenses a portion of the space in such store in the ordinary course of the business of such Loan Party, or any distribution center owned or leased by such Loan Party;

(f) sales, transfers and Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(g) sales of State of New Jersey income tax credits by Lead Borrower to Apple Inc., pursuant to the Apple P&S Agreement (as in effect on the Closing Date);

(h) (i) the making of Permitted Investments, (ii) the granting of or suffering to permit of Permitted Encumbrances, (iii) transactions permitted under Section 7.04, (iv) the making of Restricted Payments permitted under Section 7.06, and (v) transfers of property subject to a Casualty Event upon receipt of the Net Proceeds of such Casualty Event;

(i) sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, the proceeds of such sale are utilized to repay the Obligations;

(j) with prior written notice to the Administrative Agent and the Required Lenders, the sale or abandonment of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business that is not material and is no longer used or useful in the business of any Loan Party, is not affixed to or used in connection with any of the Collateral or any of the books and records of such Loan Party relating to the Collateral and in the case of abandonment, does not have any material value;

(k) Dispositions by or of any Excluded Subsidiary (including the Equity Interests thereof);

(l) leases, subleases, non-exclusive licenses or sublicenses (including, but not limited to, Intellectual Property consisting of the Customer List and trademarks) and the provision of software under any open source license) in each case in the ordinary course of business of any Loan Party and which do not materially interfere with the business of the Loan Parties, taken as a whole;

(m) exclusive license or lease of all or a portion of the Customer List to the extent such licenses or leases (i) are Permitted Exclusive Customer List Licenses, or (ii) (x) meet all the criteria of a Permitted Exclusive Customer List License other than those set forth in clause (a) therein, and (y) are otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, in connection with any exclusive license or lease of all or a portion of the Customer List, the Administrative Agent may (i) implement an Intellectual Property Reserve, and/or (ii) engage an appraiser to conduct an appraisal of the Intellectual Property (for the avoidance of doubt, the number of any such appraisals shall not be limited by the terms of Section 6.10(c) and shall be at the Loan Parties’ expense);

(n) exclusive licenses or lease of Intellectual Property (other than the Customer List but including, but not limited to, trademarks) to the extent such licenses or leases (i) are Permitted Exclusive Trademark Licenses, or (ii) (x) meet all the criteria of a Permitted Exclusive Trademark License other than those set forth in clause (a) therein, and (y) are otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, in connection with any such exclusive license or lease of Intellectual Property, the Administrative Agent may (i) implement an Intellectual Property Reserve, and/or (ii) engage an appraiser to conduct an appraisal of the Intellectual Property (for the avoidance of doubt, the number of any such appraisals shall not be limited by the terms of Section 6.10(c) and shall be at the Loan Parties’ expense);

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) the sale or discount of Receivables arising in the ordinary course of business but only in connection with the collection or compromise thereof; provided, that no sale or discount of Eligible Credit Card Receivables, Eligible Trade Receivables, or Eligible Receivables shall be permitted pursuant to this clause (p) unless not less than fourteen (14) calendar days prior to the sale or discount of any such Receivables (i) the applicable Loan Party shall have delivered to the Administrative Agent (A) written notice of such disposition in reasonable detail, (B) a pro forma Borrowing Base Certificate giving effect to such sale or discount and demonstrating that no default or Event of Default or overadvance shall result therefrom, and (ii) no Event of Default shall exist and be continuing;

(q) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Loan Parties that is not in contravention of Section 7.08 other than Accounts and Inventory;

(r) the unwinding of any Swap Contract;

(s) (i) any involuntary loss, damage or destruction of property of any Loan Party or (ii) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property of any Loan Party;

(t) Dispositions of cash and Cash Equivalents in a manner that is not prohibited by this Agreement or the other Loan Documents;

(u) sales or other Dispositions of assets of the Loan Parties in connection with the Disposition of any Real Estate, buildings or related assets, or the sale or other Disposition of any line of business and related assets and liabilities (in each case, excluding Term Priority Collateral), as to any such sale or other Disposition, each of the following conditions is satisfied:

(i) in the event of a Disposition of any line of business and related assets and liabilities, not less than seventy-five percent (75%) of the consideration to be received by the Loan Parties shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction or otherwise on terms and conditions reasonably satisfactory to Administrative Agent,

(ii) the consideration received by such Loan Party in respect of the sale or other Disposition of such assets shall be for the fair value of such assets determined in a commercially reasonable manner based on an arm’s length transaction,

(iii) in the case of any sale or other Disposition of any assets of a category included in the Borrowing Base, as of the date of such sale or other Disposition and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such sale or other Disposition, on a pro forma basis, Excess Availability shall be not less than twenty percent (20%) of the lesser of (A) the Aggregate Commitments (as defined in the ABL Loan Agreement) or (B) the ABL Borrowing Base calculated without giving effect to the Term Loan Reserve), and Administrative Agent shall have received an updated Borrowing Base Certificate reflecting the Disposition of such assets,

(iv) at any time a Cash Dominion Event exists, the Net Proceeds from any such sale or other Disposition, shall be applied to the Obligations (subject to the Intercreditor Agreement) to the extent required herein,

(v) if the aggregate book value of the assets subject to the applicable Disposition exceeds $10,000,000, prior to such Disposition, Lead Borrower shall provide to Administrative Agent updated financial projections (after giving effect to such Disposition for the twelve (12) month period following such Disposition), and

(vi) as of the date of any such sale or other Disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(v) the issuance and sale by Lead Borrower of Equity Interests of Lead Borrower (including any purchase option, call or similar right of a third party with respect to the Equity Interests of the Lead Borrower) after the date hereof; provided, that (i) Lead Borrower shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof except to the extent permitted by Section 7.06, and (ii) at any time during the occurrence and continuance of a Cash Dominion Event, all of the Net Proceeds of the sale and issuance of such Equity Interests shall be applied to the Obligations (subject to the Intercreditor Agreement) if then required in accordance with Section 2.05 hereof, and

(w) other Dispositions of property by Loan Parties and Restricted Subsidiaries not otherwise permitted pursuant to clauses (a) through (v) above (but not including any Disposition of Intellectual Property), the proceeds of which when aggregated with the proceeds of all other Dispositions made pursuant to this clause (w) in any Fiscal Year are less than $1,000,000; provided, that the Net Proceeds thereof shall be applied or held as required hereunder.

“Permitted Encumbrances” means:

(a) Liens for Taxes that are not yet delinquent (and remain payable without penalty) or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or if they are overdue the amount secured is not in excess of $250,000 individually, and $2,000,000 in the aggregate or are otherwise being contested in compliance with Section 6.04;

(c) (i) pledges and deposits of cash and Cash Equivalents made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA or any Canadian Pension Plans in respect of pension plan funding deficiencies, and (ii) pledges and deposits of cash and Cash Equivalents in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party or any Subsidiary thereof;

(d) deposits of cash and Cash Equivalents to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, encroachments, building code laws, zoning restrictions, rights-of-way, protrusions and similar encumbrances and title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that in the aggregate do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties, taken as a whole and such other title defects or survey matters in the aggregate that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the Real Estate;

(g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(h) purchase money Liens on improvements to, fixtures located on, Equipment located at or on, or the construction of any addition to any Real Estate or additional buildings at any Real Estate securing Indebtedness permitted under clause (l) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within sixty (60) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties other than the proceeds of the disposition of such Real Estate, fixtures or Equipment;

(i) Liens in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties pursuant to the Loan Documents to secure the Obligations;

(j) Statutory or common law Liens of landlords and other like Liens or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business and secure obligations not overdue for a period of more than thirty (30) days;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided, that, such liens (i) attach only to such Investments and the proceeds thereof and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) purported Liens arising from precautionary UCC or PPSA filings or similar public filings regarding operating leases or the consignment of goods;

(n) voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Restricted Subsidiary;

(o) Liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Loan Parties in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Loan Parties, pursuant to the Credit Card Agreements to secure the obligations of Loan Parties to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(p) Liens on Inventory in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods provided such amounts are reserved from the Borrowing Base;

(q) Liens on the fixed or capital assets acquired by any Loan Party with the proceeds of the Indebtedness described in clause (c) of the definition of “Permitted Indebtedness” below so long as (A) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (B) the Indebtedness secured thereby consists only of the Indebtedness that was incurred to pay the purchase price for the purchase or acquisition of the property and such Indebtedness does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (C) such Liens shall not extend to any other property or assets of the Loan Parties;

(r) Liens on the Collateral to secure the ABL Debt, provided, that such Liens are at all times subject to the terms of the Intercreditor Agreement;

(s) [Reserved;]

(t) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties, taken as a whole, or (ii) secure any Indebtedness;

(u) Liens relating to banker’s Liens (including Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code), Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries in the ordinary course of business only to secure customary fees and charges related to the maintenance and operation of accounts maintained with such depository institution or securities intermediaries;

(v) Liens solely on any Cash deposits or Cash Equivalents of any Loan Party (other than Liens of the ABL Agent) by the Loan Parties in connection with any letter of intent or purchase agreement in respect of any Permitted Investment;

(w) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease entered into in the ordinary course of business;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods (including Inventory having a Value not in excess of $1,000,000) entered into by any Loan Party in the ordinary course of business;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than Indebtedness described in clause (e) of the definition thereof), (ii) relating to pooled deposit or sweep accounts of any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Loan Party, and (iii) relating to purchase orders and other agreements entered into with customers of any Loan Party in the ordinary course of business;

(z) Liens on insurance policies owned by any Loan Party and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) deposits of cash and Cash Equivalents made by any Loan Party held by the owner or lessor of premises leased and operated by any of the Loan Parties in the ordinary course of business of the Loan Parties to secure the performance of the Loan Parties’ obligations under the terms of the lease for such premises;

(bb) transactions described in Section 7.01 that constitute Dispositions to the extent that such Dispositions are Permitted Dispositions;

(cc) Liens on the Equity Interests of Lead Borrower in favor of third parties consisting of any purchase options, calls or similar rights of third parties;

(dd) Liens on Real Estate (together with Liens on improvements, fixtures and Equipment located on such Real Estate) securing Indebtedness to the extent such Indebtedness is permitted under clause (f) of the definition of Permitted Indebtedness (and any Permitted Refinancing thereof) so long as such Liens do not extend to any other property or assets (other than proceeds) of the Loan Parties other than such Real Estate (or fixtures, improvements, or Equipment located thereon);

(ee) without duplication of, or aggregation with, any other Liens on the assets of Borrowers permitted under any other clause of this definition, other Liens (other than Liens on Term Priority Collateral or Accounts and Inventory) securing obligations (other than in respect of Indebtedness for borrowed money) in an aggregate principal amount not exceeding $1,000,000 at any one time outstanding;

provided, however, that no Liens that secure the repayment of borrowed money shall be permitted on Eligible Intellectual Property or any other assets included in the Borrowing Base or the ABL Borrowing Base (other than Liens in favor of the Administrative Agent and the ABL Agent).

“Permitted Exclusive Customer List License(s)” means any exclusive license or lease of all or any portion of the Customer List so long as (a) the proposed license or lease relates solely to one of the following categories: (i) diapers, (ii) training pants, (iii) infant or toddler wipes and/or other sanitary or cleansing products for infants or toddlers, (iv) diaper rash products, (v) infant or toddler formula, (vi) supplement pills and/or vitamins for the pregnant and/or nursing woman, (vii) preservation of stem cells from cord blood or other sources, (viii) infant and toddler retail stores, products and/or services, (ix) baby registry, (x) photo services, (xi) birth announcements, (xii) photo books, (xiii) magazines or e-zines, (xiv) insurance, (xv) home improvement, (xvi) furniture, (xvii) legal services, and (xviii) photography services, (b) such license or lease does not contain any provisions limiting the grant of a Lien in such license or lease in favor of the Administrative Agent, and (c) as of the date of such license or lease and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

“Permitted Exclusive Trademark License(s)” means any exclusive license or lease of Intellectual Property (excluding the Customer List but including, but not limited to, trademarks) of the Loan Parties so long as (a) the proposed license or lease relates solely to shop-in-shop, wholesale or retail operations within the following countries in which Lead Borrower currently operates or in the future has such relationships (i) the United States of America (provided, however the Lead Borrower may only enter into such trademark licenses in the United States of America with Macy’s, Buy Buy Baby, Sears and Kohl’s), (ii) Canada, (iii) Mexico, (iv) Israel, (v) India, (vi) the United Kingdom, (vii) South Korea, (viii) United Arab Emirates, (ix) Saudi Arabia, (x) Kuwait, (xi) Qatar, (xii) Bahrain, and (xiii) Oman, (b) such license or lease does not contain any provisions limiting the grant of a Lien in such license or lease in favor of the Administrative Agent, and (c) as of the date of such license or lease and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

“Permitted Indebtedness” means each of the following as long as no Event of Default exists on the date of such incurrence or would arise from the incurrence thereof:

(a) Indebtedness and other obligations outstanding on the date hereof and listed on Schedule 7.03(a) and any Permitted Refinancing thereof;

(b) Indebtedness of (i) any Loan Party to any other Loan Party and (ii) any Loan Party to any Excluded Subsidiary to the extent such Indebtedness is subordinated on terms and conditions reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets (other than Real Estate), including Capital Lease Obligations, Synthetic Lease Obligations and Indebtedness under the Wells Fargo Equipment Financing Documents, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $25,000,000 at any time outstanding;

(d) obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Contract, provided, that such obligations (i) are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodities pricing risks or foreign exchange rates, and not for purposes of speculation or taking a “market view”, and (ii) are unsecured, except to the extent such obligations constitute part of the Bank Products (as defined in the Intercreditor Agreement) and are at all times subject to the Intercreditor Agreement;

(e) contingent liabilities under performance, bid, appeal and surety bonds and performance and completion guarantees or similar obligations or obligations incurred in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, incurred in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding worker compensation claims;

(f) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions), provided, that all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations to the extent the failure to do so would result in a Cash Dominion Event;

(g) unsecured Indebtedness incurred with respect to any Permitted Acquisition, any other Permitted Investment or any Permitted Disposition, in each case, to the extent constituting customary indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party as a result of a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party); provided, that the foregoing shall not restrict the incurrence of Indebtedness by an Excluded Subsidiary in connection with the Permitted Acquisition thereof;

(i) the Obligations;

(j) [Reserved];

(k) [Reserved];

(l) Indebtedness to finance the acquisition, construction, repair, replacement or improvement of (i) additional or replacement buildings and/or Real Estate (or an addition or additions to such Real Estate) for distribution, warehousing or office space, and (ii) any improvements, fixtures or Equipment for any buildings or Real Estate of a Loan Party, in each case, only to the extent secured by Liens permitted under clause (h) of the definition of Permitted Encumbrances;

(m) unsecured Indebtedness in the aggregate principal amount of up to $75,000,000 at any time outstanding (which Indebtedness may include the issuance, redemption or repurchase of Disqualified Stock), provided, that as to any such Indebtedness (i) such Indebtedness shall be on commercially reasonable terms and conditions with market rate pricing and otherwise be acceptable to the Required Lenders and shall have a maturity date that is at least ninety-one (91) days after the Maturity Date, (ii) as of the date of the incurring of any such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (iii) if such Indebtedness is owed to a seller of assets to any Loan Party, it is expressly subordinate in right of payment to the prior payment in full of the Obligations and otherwise subject to related subordination provisions on terms reasonably acceptable to Administrative Agent;

(n) Indebtedness of Borrowers and Guarantors evidenced by or arising under the ABL Documents (as in effect on the date hereof or as permitted to be amended, modified, supplemented, extended, renewed, refinanced, restated or replaced pursuant to the Intercreditor Agreement);

(o) unsecured guarantees made by any Loan Party in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Loan Parties;

(p) guarantees by any Loan Party of Indebtedness of any other Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to Section 7.02;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) Indebtedness representing deferred compensation to employees of the Loan Parties incurred in the ordinary course of business;

(s) Indebtedness consisting of obligations of the Loan Parties under deferred compensation or other similar arrangements with employees incurred by such Loan Party in connection with Permitted Acquisitions or any other Investment permitted hereunder;

(t) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses, former spouses or domestic partners to finance the purchase or redemption of Equity Interests in the Lead Borrower permitted by Section 7.01;

(u) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business, provided, that the foregoing are unsecured, except as permitted pursuant to clause (l), (o) (u) or (y) of the definition of Permitted Encumbrances or to the extent such obligations constitute part of the Cash Management Services (as defined in the Intercreditor Agreement) and are at all times subject to the Intercreditor Agreement;

(v) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Loan Parties or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business; or

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above;

“Permitted Investments” means each of the following as long as no Event of Default exists or would arise from the making of such Investment:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing on the Closing Date and set forth on Schedule 7.02, and any modifications, replacements, renewals, reinvestments or extensions of any of the foregoing but not any increase in the amount thereof except pursuant to the terms of such Investment (as in effect on the Closing Date);

(c) [Reserved];

(d) (i) Investments (including capital contributions, loans or advances) by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, and (ii) additional Investments by the Loan Parties in Subsidiaries that are Non-Loan Parties, provided, that in the case of this clause (ii), as of the date of such Investment and after giving effect thereto, each of the Payment Conditions shall be satisfied;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors;

(f) guarantees by any Loan Party of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness in the ordinary course of business;

(g) Investments by any Loan Party in Swap Contracts permitted under clause (d) of the definition of “Permitted Indebtedness”;

(h) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and other disputes with, customers and suppliers, in each case in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i) loans or advances to officers, directors, partners and employees of the Loan Parties in the ordinary course of business in an amount not to exceed $200,000 to any individual at any time or in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(j) Investments constituting Permitted Acquisitions;

(k) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(l) Investments permitted pursuant to Sections 7.01, 7.03, 7.04, 7.05 and 7.06;

(m) promissory notes and other noncash consideration permitted to be received in accordance with the terms of this Agreement in connection with Permitted Dispositions, Restricted Payments permitted to be made in accordance with Section 7.06 and Permitted Acquisitions;

(n) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) loans and advances made by Loan Parties to the Lead Borrower in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Lead Borrower in accordance with Section 7.06;

(q) Investments held by a Loan Party acquired after the Closing Date or of a Person merged into such Loan Party or merged or consolidated with such Loan Party (other than the Lead Borrower) in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Lead Borrower;

(s) Investments in any Rabbi Trust in order to fund accrued benefits under any SERP; provided, that prior to or contemporaneously with the formation of any such Rabbi Trust, the applicable Loan Party has granted a Lien thereon in favor of Administrative Agent for the benefit of the Secured Parties to secure the Obligations;

(t) Investments made by Excluded Subsidiaries, provided, that to the extent such Investments are loans and advances to any Loan Party or Restricted Subsidiary such loans and advances shall be subordinated to the payment in full of the Obligations on terms and conditions acceptable to the Administrative Agent in its Permitted Discretion; and

(u) other Investments (other than Permitted Acquisitions which shall be permitted upon the satisfaction of the conditions set forth in the definition thereof) in an amount not to exceed $2,500,000, to the extent that, as of the date of such Investment and the date of any payment in respect thereof, and after giving effect thereto, the Payment Conditions are satisfied.

“Permitted Refinancing” means any extension, renewal, replacement, modification or refinancing of any Permitted Indebtedness of any Loan Party arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for other Permitted Indebtedness (such extended, refinanced, replaced or substituted Indebtedness, the “Refinanced Obligations”) to the extent permitted hereunder; provided that: (a) the Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to the Administrative Agent the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as the Administrative Agent may reasonably request; (b) promptly upon the Administrative Agent’s request, the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as executed and delivered by the parties thereto; (c) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith); (d) such Indebtedness shall have a final maturity that is no earlier than (i) in the case of Refinanced Obligations that constitute Material Indebtedness, ninety-one (91) days after the Maturity Date, and (ii) in the case of all other Refinanced Obligations, three hundred sixty-four (364) days after the final maturity date of such Refinanced Obligations or, if earlier, ninety (91) days after the Maturity Date; (e) such Indebtedness shall have a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of the Refinanced Obligations; (f) such Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms no less favorable to the Credit Parties than the Refinanced Obligations; (g) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; (h) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Indebtedness and any Guarantees thereof shall be unsecured; (i) if the Refinanced Obligations or any guarantees thereof are secured, such Indebtedness and any Guarantees thereof shall be secured in all material respects by substantially the same or less collateral as secured such Refinanced Obligations or any guarantees thereof, on terms no less favorable to the Administrative Agent or the Lenders; (j) if the Refinanced Obligations or any guarantees thereof are secured, the Liens to secure such Indebtedness shall not have a priority more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated to the Administrative Agent’s Liens on terms and conditions no less favorable; (k) if the Refinanced Obligations or any Guarantees thereof are subordinated to any Indebtedness of the Borrower other than the Obligations, such Refinancing Indebtedness and any Guarantees thereof shall be subordinated to the Obligations on terms (including intercreditor terms) no less favorable to the Administrative Agent or the Lenders; (l) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing thereof shall be the only obligors on such Indebtedness; and (m) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Indebtedness, taken as a whole, are not more restrictive with respect to the Lead Borrower and the Restricted Subsidiaries, as reasonably determined by the Lead Borrower in good faith, than the terms and conditions of the Refinanced Obligations.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in the last paragraph of Section 6.02.

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Prepayment Event” means:

(a) solely to the extent a Cash Dominion Event then exists or would result therefrom, any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than as set forth in clause (b) below);

(b) any Disposition of Term Priority Collateral other than Permitted Dispositions pursuant to clauses (c), (l), (m) or (n) of the definition thereof;

(c) any bulk sales or other Dispositions of the Equipment or Fixtures of any Loan Party in connection with the closing of retail Store locations, locations within department or specialty stores or other locations in which a Loan Party leases or licenses a portion of the space in such store in the ordinary course of the business of such Loan Party, or any distribution center owned or leased by such Loan Party;

(d) solely to the extent a Cash Dominion Event then exists or would result therefrom, any Casualty Event with respect to Inventory (including the receipt of any Extraordinary Receipts with respect to such Casualty Event);

(e) solely to the extent a Cash Dominion Event then exists, the issuance by a Loan Party or any of its Restricted Subsidiaries of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or other Investment permitted hereunder or (iii) as a compensatory issuance to any employee, director, or consultant (including pursuant to any employee stock or option plans approved by the board of directors of such Loan Party);

(f) solely to the extent a Cash Dominion Event then exists, the incurrence by any Loan Party, of any Indebtedness for borrowed money issued by any Loan Party or its Restricted Subsidiaries (other than the incurrence of Permitted Indebtedness described in clauses (c) and (l) of the definition thereof); or

(g) solely to the extent a Cash Dominion Event then exists, the receipt by any Loan Party of any Extraordinary Receipts (other than Extraordinary Receipts in respect of Inventory).

“Prepayment Premium” has the meaning specified in the Fee Letter.

“Priority Payables” shall mean (a) the full amount of the liabilities of any Borrower which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens, hypothecs or charges securing the Obligations on any Collateral under any federal, provincial, state, county, district, municipal, local or foreign law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under federal, provincial, state, county, district, municipal, local or foreign law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholdings taxes, value added taxes, amounts payable to an insolvency administrator, employee withholdings or deductions, vacation pay, severance and termination pay, workers’ compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, lien hypothec or charge has been or may be imposed, including under the Wage Earner Protection Program Act (Canada), and (b) if a Default or Event of Default occurs and is continuing which, in Administrative Agent’s sole judgment, exercised in a commercially reasonable manner, is not capable of cure, the amount equal to the aggregate value of the Inventory which the Administrative Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens, hypothecs or charges securing the Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable Laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Public Lender” has the meaning specified in last paragraph of Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Lead Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of the Lead Borrower pursuant to an effective registration statement under the Securities Act of 1933.

“Québec Hypothec” means a hypothec, in form and substance reasonably satisfactory to Agent and all other documents contemplated thereby or delivered in connection therewith, each executed and delivered by the Loan Parties.

“Rabbi Trust” means any grantor trust established by an Obligor in accordance with Internal Revenue Service Revenue Procedure 96-24 to accept both employer and employee contributions made under the terms of one or more SERPs. As of the Closing Date, the Loan Parties have no Rabbi Trusts.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all fixtures, hereditaments, appurtenances, easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof, now or hereafter owned by any Loan Party

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of any Loan Party: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of any Loan Party; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Loan Party or otherwise in favor of or delivered to Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Loan Party, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Loan Party or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Loan Party) or otherwise associated with any Accounts, Inventory or general intangibles of any Loan Party (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Loan Party in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Loan Party from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Loan Party is a beneficiary).

“Receivables Reserves” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the respective meanings set forth in the ABL Loan Agreement.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the outstanding Term Loans; provided, that if the Term Loans shall then be held by two or more Lenders, then Required Lenders shall be at least two Lenders (treating for purposes of this proviso a Lender and all of its Affiliates and Approved Funds as a single Lender).

“Reserves” and all constituent definitions contained in such term as set forth in the ABL Loan Agreement shall have the meaning set forth in the ABL Loan Agreement, it being understood and agreed that any Reserve imposed by the Administrative Agent in respect of Priority Payables shall not be duplicative of any similar Availability Reserve imposed by the ABL Agent in respect of such Priority Payables.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary or assistant secretary, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Restricted Subsidiary” means each Subsidiary of Lead Borrower that is not an Excluded Subsidiary.

“Reuters Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions Laws” has the meaning set forth in Section 5.16.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SDN List” means the list of the Specially Designated Nationals and Blocked Persons.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” or “Secured Parties” means individually and collectively, each Lender and the Administrative Agent, and the successors and assigns of each of the foregoing.

“Secured Party Expenses” means, without limitation, all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (but in any event subject to the limitations described below) (i) the reasonable and documented fees, charges and disbursements of (A) counsel for the Administrative Agent, (B) outside consultants for the Administrative Agent, (C) appraisers (but only to the extent expressly provided to be paid by the Borrowers as set forth in this Agreement), (D) field examinations (but only to the extent expressly provided to be paid by the Borrowers as set forth in this Agreement), and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreement, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Canadian Security Documents, and each other security agreement or other instrument or document executed and delivered to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“SERP” means all non-qualified retirements plans approved by the members of any Loan Party’s board of directors, whether individual supplemental agreements or executive deferred compensation plans.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Specified Event of Default” means the occurrence of (a) any Event of Default described in any of Sections 8.01(a), 8.01(b) (but only with respect to an Event of Default arising from the failure to (x) deliver a Borrowing Base Certificate or (y) comply with Section 7.15 ), 8.01(d) (but only with respect to representations and warranties set forth in a Borrowing Base Certificate) or 8.01(f) or (b) the exercise by Administrative Agent of its rights and remedies upon an Event of Default.

“Specified Negative Covenants” has the meaning given to such term in Section 1.08 hereof.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party other than a Leased Department.

“Store Leased Location” means any Store which is subject to a lease agreement between a Loan Party and a third party, but excluding any location where a Loan Party is operating pursuant to a Leased Department Agreement.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited or unlimited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means, the earliest to occur of (i) the Maturity Date or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated).

“Term Loan” means a Term Loan made by a Lender to Borrowers under Article II and collectively, the “Term Loans”.

“Term Loan Commitment” means, as to each Lender, its obligation to make a portion of the Term Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable. As of the Closing Date the aggregate amount of the Term Loan Commitments is $25,000,000.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Term Loan Reserve” shall mean the Term Loan Reserve under and as defined in the ABL Loan Agreement.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit A, as each may be amended, supplemented or modified from time to time.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York provided, that, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further, that if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 10.22.

“UFTA” has the meaning specified in Section 10.22.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“US Dollar Equivalent” means at any time (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars calculated by Administrative Agent by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published in the Wall Street Journal in the “Exchange Rate” column under the heading “Currency Trading” (if currency is not quoted in the Wall Street Journal on such day, such other source as the Agent shall reasonably select) on the Business Day immediately prior to such determination.

“Value” means, with respect to each category of Inventory, the Cost, consistent with the then current practices of Borrowers, without regard to intercompany profit or increases for currency exchange rates.

“VAT” shall mean Value Added Tax imposed in Canada, any province thereof, or any other jurisdiction and any equivalent tax applicable in any jurisdiction (including Goods and Services Tax, Harmonized Sales Tax and Québec Sales Tax).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wells Fargo Equipment Financing Documents” means that certain Master Lease Number 426197 dated as of September 30, 2014 between Wells Fargo Equipment Finance, Inc. and the Lead Borrower.

“Wells Fargo” means Wells Fargo Bank, N.A. and its successors.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) or other Equity Interests are owned by an one or more of the Borrowers and any of the Borrowers’ other Wholly-Owned Subsidiaries at such time.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the “satisfaction”, “repayment”, “paid in full” or “payment in full” of the Obligations (including, the “Guaranteed Obligations” as defined in the Facility Guaranty and the “Secured Obligations” as defined in the Security Agreement) shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations other than unasserted contingent indemnification Obligations.

(e) All terms used herein and defined in the PPSA (in respect of Collateral located in Canada) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the PPSA, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

(f) In this Agreement, (i) any term defined in this Agreement by reference to the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act (Ontario), the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Agent, (ii) all references in this Agreement to “Article 8 of the Code” or “Article 8 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, 2006 (Ontario)), (iii) all references in this Agreement to the United States Copyright Office or the United States Patent and Trademark Office shall be deemed to refer also to the Canadian Intellectual Property Office, (iv) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (v) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, (vi) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada, (vii) all references to “state or federal bankruptcy laws” shall be deemed to refer also to any insolvency proceeding occurring in Canada or under Canadian law.

(g) For the purposes of all calculations hereunder, including the Borrowing Base, all of the property and assets of the Loan Parties in Canadian Dollars shall be valued in, and converted into, the US Dollars Equivalent thereof in accordance herewith.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Lease. Notwithstanding any other provision contained herein, (i) any lease that is treated as an operating lease for purposes of GAAP as of the Closing Date shall not be treated as Indebtedness or as a capital lease or Capital Lease Obligations and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Closing Date, that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall be treated as an operating lease), in each case for the purposes of this Agreement and (ii) any obligation that is not treated as Indebtedness for the purposes of GAAP and otherwise included in the definition of “Indebtedness” as of the Closing Date shall not be treated as Indebtedness for purposes of this Agreement, in each case described in subclauses (i) and (ii), notwithstanding any actual or proposed change in or application of GAAP after the Closing Date.

1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. [Reserved].

1.07. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08. Determination of Compliance with Certain Covenants. For purposes of determining compliance with any negative covenant set forth in Section 7.01 (Liens), Section 7.02 (Investments), Section 7.03 (Indebtedness), Section 7.05 (Dispositions), Section 7.06 (Restricted Payments) and Section 7.07 (Prepayments of Indebtedness) (each of the foregoing, a “Specified Negative Covenant”), at the time of incurrence, or making of any Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment of Subordinated Indebtedness, the Lead Borrower will be entitled to classify such Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment of Subordinated Indebtedness, as the case may be, in an applicable subcategory (but not multiple subcategories) permitted under such Specified Negative Covenant (but not other Specified Negative Covenants) (in each case, to the extent available and the criteria of such subcategory is satisfied); provided, that, with respect to such Lien, Investment, Disposition or Restricted Payment, if such election by the Lead Borrower exhausts such applicable subcategory chosen under such Specified Negative Covenant, the Lead Borrower may elect to also use (i) clause (ee) of the definition of Permitted Encumbrances with respect to such Lien, (ii) clause (u) of the definition of Permitted Investments with respect to such Investment, (iii) clause (w) of the definition of Permitted Disposition with respect to such Disposition or (iv) Section 7.06(e) with respect to such Restricted Payment (in each case of the foregoing clauses (i) through (iv), to the extent available and the criteria of such subcategory is satisfied).

1.09. Certain ABL Loan Agreement Provisions. In the event that the ABL Documents shall terminate and be of no further force and effect, the following defined terms and Sections shall be incorporated into this Agreement in the form existing in the ABL Loan Agreement immediately prior to such termination: “Eligible Inventory”, “Eligible LC Inventory”, “Eligible Receivables”, “Eligible Trade Receivables”, Section 6.13 (b), (c), (d), and (e).

ARTICLE II

THE CREDIT FACILITY

2.01. The Term Loans; Reserves.

(a) (i) On the Closing Date, the Lenders agree, on the terms and conditions hereinafter set forth, to make an initial term loan (the “Initial Term Loan”) to the Borrowers, in Dollars, in an aggregate amount equal to $22,500,000. The Initial Term Loan shall be made in a single draw ion the Closing Date.

(ii) (A) At any time after the Borrowers’ delivery to the Administrative Agent of the financial statements required under Section 6.01(b) hereof for the measurement period ended May 5, 2018 (together with any applicable Compliance Certificate(s) required under Section 6.02(a) hereof; the date of such delivery being defined as the “Incremental Term Loan Commencement Date”), but in no event later than forty-five (45) days after the Incremental Term Loan Commencement Date (such 45th day after the Incremental Term Loan Commencement Date being defined as the “Incremental Term Loan Draw Termination Date”), Borrowers may request that the Lenders make an additional incremental Term Loan (the “Incremental Term Loan”) to the Borrowers, in Dollars, in an aggregate amount equal to $2,500,000, which Incremental Term Loan shall be on the terms and conditions hereinafter set forth. Subject to the satisfaction of the terms and conditions set forth herein, the Incremental Term Loan shall be made in a single draw on the Incremental Term Loan Funding Date (as defined herein). In the event Borrowers do not exercise the election to receive the Incremental Term Loan on or prior to the Incremental Term Loan Draw Termination Date, then (1) Lenders’ commitments in respect of any Incremental Term Loan shall automatically, and without the need for further notice to Borrowers, be terminated and of no further force and effect, and (2) Lenders’ Term Loan Commitments shall thereafter be limited to $22,500,000.00 in the aggregate.

(B) Borrowers shall make a request for the Incremental Term Loan by delivery of an Incremental Term Loan Borrowing Notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), given not later than (x) 12:00 noon (prevailing Eastern time) on the day that is not less than fourteen (14) days prior to the proposed funding date of the Incremental Term Loan. The Incremental Term Loan Borrowing Notice shall be in writing, delivered by email attachment or by telecopier, in substantially the form of Exhibit H hereto, specifying therein the requested funding date of the Incremental Term Loan (such date being defined as the “Incremental Term Loan Funding Date”). Each Lender shall, before 2:00 p.m. (prevailing Eastern time) on the proposed funding date of the Incremental Term Loan make available to the Administrative Agent, in same day funds and in Dollars, such Lender’s ratable portion of the Incremental Term Loan borrowing.

(C) In addition to the requirement that the Lead Borrower deliver to the Administrative Agent the Incremental Term Loan Borrowing Notice, the Lenders’ obligation to make the Incremental Term Loan shall be subject to Borrowers’ satisfaction of the following conditions: (a)

Borrowers shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Lead Borrower certifying (1) that there has been no event or circumstance since the Closing Date that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (2) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in writing in any court or before any arbitrator or Governmental Authority in which there is a reasonable possibility of a decision which would reasonably be expected to have a Material Adverse Effect, (b) the representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the Incremental Term Loan Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than if such representations and warranties are subject to “materiality” or “Material Adverse Effect” or similar language, in which case they shall be true and correct in all respects), (c) all fees required to be paid to the Administrative Agent and the Lenders shall have been paid in full on or before the Incremental Term Loan Funding Date, (d) Borrowers shall have paid in full all fees, charges and disbursements of counsel to the Administrative Agent on or before the Incremental Term Loan Funding Date, and (e) no Default or Event of Default shall exist, or would result from the funding of the Incremental Term Loan or from the application of the proceeds thereof as contemplated hereunder. It shall be a further condition to the Lenders’ obligation to fund the Incremental Term Loan that after giving effect to the funding of the Initial Term Loan and Incremental Term Loan hereunder, the aggregate outstanding principal amount of the Term Loans shall not exceed the total aggregate amount of the Term Loan Commitments immediately prior to the funding thereof.

(D) From and after the making of the Incremental Term Loan, the Initial Term Loan and the Incremental Term Loan (collectively referred to as the Term Loan) shall be treated as a single tranche for all purposes, including repayments, prepayments and voting and shall be secured by the same Collateral. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(b) All Term Loans shall be made on the applicable date by making immediately available funds available to the Administrative Agent’s designated account or to such other account or accounts as may be designated in writing to the Administrative Agent by the Lead Borrower, not later than the time specified by the Administrative Agent.

(c) As of the Closing Date, (i) the Reserves are as set forth in the most recent Borrowing Base Certificate delivered in connection with the ABL Loan Agreement and (ii) the Intellectual Property Reserves are as set forth on the Borrowing Base Certificate delivered on the Closing Date.

(d) The Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its discretion to establish, modify or eliminate the Intellectual Property Reserves against the Borrowing Base. The Administrative Agent shall give three (3) Business Days prior notice to the Lead Borrower with respect to the establishment of any new Intellectual Property Reserves or changes in the methodology of the calculation of an existing category of Intellectual Property Reserves (during which period the Administrative Agent shall be available to discuss any such proposed changes to methodology with Borrowers and Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists in a manner and to the extent reasonably satisfactory to Administrative Agent); provided, that no such prior notice shall be required (i) at any time that an Event of Default is continuing, (ii) for changes to any Intellectual Property Reserves resulting solely by virtue of mathematical calculations of the amount of the Intellectual Property Reserves in accordance with the methodology of calculation previously utilized, or (iii) for changes to Intellectual Property Reserves or establishment of additional Intellectual Property

Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Intellectual Property Reserves not changed or established prior to the expiration of such three (3) Business Day period. The amount of any Intellectual Property Reserves established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent in its Permitted Discretion. The Administrative Agent shall not establish any Intellectual Property Reserves that are duplicative of any other Reserves (as defined in the ABL Loan Agreement) or items that are otherwise addressed or excluded through eligibility criteria.

(e) Subject to Section 6.21, if any Borrowing Base Certificate delivered pursuant to Section 6.02(b) shows that the then outstanding principal balance of the Term Loans is in excess of the Borrowing Base, then, pursuant to the terms of the Intercreditor Agreement, the Term Loan Reserve in an amount equal to such excess shall be implemented. Once implemented in accordance with the terms of the Intercreditor Agreement, the Term Loan Reserve shall not be released or adjusted except (i) in accordance with the terms of the Intercreditor Agreement, or (ii) as may be agreed by the Administrative Agent in its exclusive discretion.

2.02. Permitted Administrative Agent Advances. After obtaining the prior written consent of the Required Lenders, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s discretion, to make Permitted Administrative Agent Advances. The Permitted Administrative Agent Advances shall be repayable on demand of the Administrative Agent or the Required Lenders and together with all interest thereon shall constitute Obligations secured by the Collateral. Permitted Administrative Agent Advances shall not constitute Term Loans but shall otherwise constitute Obligations hereunder. Interest on Permitted Administrative Agent Advances shall be payable at the Interest Rate then applicable and shall be payable on demand of the Administrative Agent or the Required Lenders. Each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s pro rata share of each such Permitted Administrative Agent Advance. The making of any such Permitted Administrative Agent Advance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Administrative Agent Advance on any other occasion or to permit such Permitted Administrative Agent Advances to remain outstanding. The Administrative Agent shall have no liability for, and no Loan Party or Secured Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to any Permitted Administrative Agent Advance.

2.03. [Reserved].

2.04. [Reserved].

2.05. Prepayments.

(a) The Borrowers may prior to a Cash Dominion Event, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loans in whole or in part; provided, that any such voluntary prepayment shall also be accompanied by Borrowers’ payment of any applicable Prepayment Premium required by Section 2.09(b); provided further, that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment; and (ii) such notice shall specify the amount of such prepayment of the Term Loans to be prepaid, which shall be in a minimum amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid together with any applicable Prepayment Premium required by Section 2.09(b). Each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Applicable Percentage, and shall be applied to the scheduled principal installments on a pro rata basis.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved]

(f) [Reserved].

(g) Subject to the terms of the Intercreditor Agreement, the Borrowers shall prepay the Term Loans in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event, unless the Net Proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Administrative Agent and no Net Proceeds remain after such application; provided, that the application of proceeds of certain transactions, including, without limitation, Dispositions, shall not be deemed to constitute consent of the Administrative Agent or any Lender to transactions that are not otherwise permitted by the terms hereof, the other Loan Documents, or the Intercreditor Agreement.

(h) The Lead Borrower shall cause any Foreign Subsidiary which sells any licenses or otherwise makes any Disposition of Intellectual Property (excluding the receipt of royalties in respect of the lease or license of Intellectual Property) to pay 100% of the Net Proceeds of such Disposition (excluding the receipt of royalties in respect of the lease or license of Intellectual Property) to the Administrative Agent as a mandatory prepayment.

(i) [Reserved].

(j) Subject to the terms of the Intercreditor Agreement, prepayments made pursuant to Prepayment Events shall be applied first, to the outstanding ABL Loans (and any ABL Debt then due and payable) in the event that such prepayment arises from a Disposition of, or Extraordinary Receipts with respect to, ABL Priority Collateral (without a permanent reduction in the Commitments (as defined in the ABL Loan Agreement)) and second, to the Obligations, and to the extent any prepayments are made pursuant to Prepayment Events that arise from a Disposition of, or Extraordinary Receipts with respect to Term Priority Collateral, such proceeds shall be applied first, to the Obligations and second, to the outstanding ABL Loans and ABL Debt; provided, that the application of proceeds of certain transactions, including, without limitation, Dispositions, shall not be deemed to constitute consent of the Administrative Agent or any Lender to transactions that are not otherwise permitted by the terms hereof, the other Loan Documents, or the Intercreditor Agreement.

(k) All amounts prepaid pursuant to Section 2.05(g), (h) and (j) shall be applied to scheduled principal installments of the Obligations in the inverse order of maturity to reduce the outstanding principal balance of the Term Loans and shall be accompanied by the amount of the Prepayment Premium (if any) required pursuant to Section 2.09(b) and all accrued interest on the amount prepaid and, in the case of a prepayment in full, all other Obligations then due and owing. Each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Applicable Percentage.

2.06. [Reserved].

2.07. Repayment of Term Loans.

(a) Borrowers shall repay the Term Loans to the Administrative Agent for the ratable account of the Lenders, on the last Business Day of each January, April, July and October, commencing on July 31, 2018, in an aggregate principal amount of $312,500.00.

(b) On the Termination Date, Borrowers shall repay any remaining principal of the Term Loans outstanding on such date, together with any other outstanding Obligations. In addition, the Borrowers shall repay to the Administrative Agent all outstanding Permitted Administrative Agent Advances within three (3) Business Days of written demand therefor.

2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), Section 3.02 and Section 3.03 below, the Term Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate in effect from time to time plus the Applicable Margin.

(b) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Term Loan shall be due and payable in arrears (i) on each Interest Payment Date, and (ii) if not previously paid in full, on the Termination Date, and at such other times as may be specified herein Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account and for the ratable account of the Lenders fees in the amounts and at the times specified in the Fee Letter. All fees payable hereunder as set forth in the Fee Letter shall be fully earned when due and shall not be subject to refund or rebate under any circumstances, except as provided herein. All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim, and in each case free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding taxes).

(b) Without limiting the generality of the foregoing or anything appearing in the Fee Letter, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, the commencement of any insolvency proceeding or other proceeding pursuant to any Debtor Relief Laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the Prepayment Premium, if any, determined as provided in the Fee Letter and as of the date of acceleration will also be due and payable as though said Indebtedness was voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrowers agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable (i) in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (and/or this Agreement or the Notes evidencing the Obligations) in any insolvency proceeding or other proceeding pursuant to any Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any insolvency proceeding to the Administrative Agent, for the account of the Lenders, in full or partial satisfaction of the Obligations. THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. The Borrowers expressly agrees that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers expressly acknowledges that their agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.

2.10. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on the Term Loans for the day on which the Term Loans are made, and shall not accrue on the Term Loans, or any portion thereof, for the day on which the Term Loans or such portion is paid (except as otherwise set forth herein). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Term Loan made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of the Term Loan made by such Lender, each payment and prepayment of principal of any such Term Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Term Note and upon cancellation of such Term Note, the Borrowers will issue, in lieu thereof, a replacement Term Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) [Reserved].

2.12. Payments Generally.

(a) General.

(i) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., at the option of the Administrative Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii) [Reserved].

(b) (i) [Reserved].

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) [Reserved].

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Term Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Term Loans in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 8.03, provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of its Term Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. [Reserved].

2.15. [Reserved].

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01. Taxes. For purposes of this Article III, the term “applicable law” shall include FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including any Other Taxes), provided, that if the Borrowers shall be required by applicable law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrowers shall make such deductions or withholdings and (iii) the Borrowers shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent, timely reimburse it for the payment of Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Administrative Agent or a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made, including under FATCA.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Loan Parties under this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary contained in this subsection (f) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund the Term Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, the outstanding Term Loans made by such Lender shall be immediately converted to Term Loans accruing interest at the Base Rate plus the Applicable Margin until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist.

3.03. Inability to Determine Rates. (a) If prior to the commencement of any Interest Period the Administrative Agent determines (which determination shall be conclusive absent manifest error) that for any reason in connection with the Term Loans that (i) adequate and reasonable means do not exist for determining the LIBO Rate for any Term Loan, or (ii) the LIBO Rate with respect to the Term Loans does not adequately and fairly reflect the cost to such Lenders of funding the Term Loans, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, subject to paragraph (b) of this Section, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (it being agreed that the Administrative Agent will so notify the Lead Borrower promptly after it becomes aware that such circumstances no longer exist), (A) any interest election request that requests the conversion of any Term Loan to, or continuation of any Term Loan as, an affected LIBO Rate Loan shall be ineffective, (B) any affected LIBO Rate Loan that is requested to be continued shall (1) if denominated in US Dollars, be continued as an Base Rate Loan or (2) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (C) any request for an affected LIBO Rate Loan shall (1) if denominated in US Dollars, be deemed a request for an Base Rate Loan or (2) otherwise, be ineffective.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.03(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.03(a)(i) have not arisen but the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Lead Borrower shall endeavor to establish an alternate rate of interest to that based on the applicable Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans of the applicable currency and type at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as the Administrative Agent may determine to be appropriate in the exercise of its reasonable discretion. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders with Term Loan Commitments, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.03(b), only to the extent the applicable Screen Rate is not available or published at such time on a current basis), clauses (A), (B) and (C) of Section 3.03(a) shall be applicable. Notwithstanding the foregoing, if any alternate rate of interest established pursuant to this Section 3.03(b) (without giving effect to the Applicable Rate or any alternative spread that may have been agreed upon over the applicable Lenders’ deemed cost of funds) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3.04. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Term Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Term Loan made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining any Term Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender or the Term Loan made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) [Reserved].

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, so long as the Term Loan of such Lender bears interest at a rate based on the LIBO Rate, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment of the Term Loan of such Lender (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers to prepay the Term Loan of such Lender on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of the Term Loan of such Lender as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain the Term Loan or from fees payable to terminate the deposits from which such funds were obtained.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (at the request of the Lead Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrowers’ obligations under this Article III shall survive repayment of all Obligations hereunder.

3.08. Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Loan Party hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents. As the disclosed principal for its agent, each Borrower shall be obligated to each of Administrative Agent and each Lender on account of Term Loans and Permitted Administrative Agent Advances so made as if made directly by the Administrative Agent and/or applicable Lender to such Borrower, notwithstanding the manner by which such credit extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a credit extension. Neither the Administrative Agent nor any Lender shall have any obligation to see to the application of such proceeds therefrom.

(d) The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Lead Borrower as a notice or communication from all Loan Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Loan Party by Lead Borrower shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

ARTICLE IV

CONDITIONS PRECEDENT TO THE TERM LOAN

4.01. Conditions of the Term Loans. The obligation of each Lender to make its Term Loan hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;

(ii) a Term Note executed by the Borrowers in favor of each Lender requesting a Term Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable legal opinion of Pepper Hamilton LLP, U.S. counsel to the Loan Parties, and Gowlings WLG, Canadian counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, (C) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect, and (D) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in writing in any court or before any arbitrator or Governmental Authority in which there is a reasonable possibility of a decision which would reasonably be expected to have a Material Adverse Effect;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Administrative Agent required under the Loan Documents have been obtained and are in effect;

(viii) evidence reasonably satisfactory in form and substance to the Administrative Agent that a portion of the proceeds of the Term Loans will be used in an amount sufficient to repay in its entirety the Existing Liabilities and that any commitments under the Existing Term Loan Credit Agreement will thereupon be terminated and all Existing Liens will be terminated and discharged;

(ix) each Security Document set forth on Schedule 4.01(a) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party party thereto and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(x) subject to Section 6.21, all other Loan Documents, each duly executed by the applicable Loan Parties;

(xi) appraisals (based on forced liquidation value) by a third party appraiser acceptable to the Administrative Agent of all Intellectual Property of the Borrowers, the results of which are satisfactory in all respects to the Administrative Agent;

(xii) appraisals (based on net orderly liquidation value) by a third party appraiser acceptable to the Administrative Agent of all Inventory of the Borrowers, the results of which are satisfactory in all respects to the Administrative Agent;

(xiii) results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any Mortgages, and releases or subordination agreements reasonably satisfactory to the Administrative Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiv) (A) all documents and instruments, including Uniform Commercial Code financing statements and PPSA filings, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments will be filed, registered or recorded to the satisfaction of the Administrative Agent, (B) Blocked Account Agreements, and (C) Control Agreements (including any such agreement with respect to the Loan Parties’ securities and investment accounts); provided, that anything herein to the contrary notwithstanding, in the event that at any time after the Closing Date any In-Transit Inventory (as a component of Eligible Inventory) is included in the calculation of the Borrowing Base as reflected in any Borrowing Base Certificate delivered to the Administrative Agent by Lead Borrower, the Administrative Agent shall have the right to require Borrowers, by written notice delivered in accordance with Section 10.02 hereof, to deliver to the Administrative Agent not later than thirty (30) days after such notice a Customs Broker Agreement(s) with respect to any such In-Transit Inventory; provided, further, that in the event the Administrative Agent delivers a notice to the Lead Borrower as provided in the immediately preceding proviso and Borrowers fail to deliver the required Customs Broker Agreement(s) in the time and in the form required hereby, any such In-Transit Inventory that is not the subject of a required Customs Broker Agreement(s) shall not constitute Eligible Inventory until Borrowers deliver the required Customs Broker Agreement(s) in accordance with the terms hereof;

(b) The ABL Agent and the Borrowers shall have entered into an amendment to the ABL Loan Agreement in form and substance satisfactory to the Administrative Agent, which, among other things, permits the Term Loans and the Liens granted under the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties, and the consummation of the transactions contemplated hereby.

(c) The ABL Agent and the Borrowers shall have entered into an Intercreditor Agreement in form and substance satisfactory to the Administrative Agent.

(d) After giving effect to the funding of the Term Loans on the Closing Date, Excess Availability shall not be less than $25,000,000.

(e) All of the Borrowers’ accounts payable shall be within stated invoice terms as of the Closing Date, or as permitted in the ordinary course of the Borrowers’ business consistent with past practice.

(f) The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date and executed by a Responsible Officer of the Lead Borrower.

(g) The Administrative Agent shall have received the Audited Financial Statements.

(h) The Administrative Agent shall have received and be satisfied with (i) a detailed annual forecast for the period commencing on the Closing Date and ending with the end of the 2018 Fiscal Year, which shall include an Excess Availability model, Consolidated income statement, balance sheet, and statement of cash flow, (ii) a detailed forecast for the period commencing on the Closing Date and ending with the end of the 2018 Fiscal Year, which shall include an Excess Availability model, Consolidated income statement, balance sheet and statement of cash flow, by month (iii) any updates to the projections described in clauses (i) and (ii), in each case in form and substance reasonably satisfactory to Administrative Agent, and (iv) copies of interim unaudited financial statements for each quarter and month since the date of the Audited Financial Statements (including February 2018), in each case of the foregoing clauses (i) through (iv), prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices.

(i) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(j) All fees required to be paid to the Administrative Agent on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(k) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two (2) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(l) The Administrative Agent shall have received all documentation and other information reasonably requested in writing at least five (5) Business Days prior to the Closing Date in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Proceeds of crime (Money Laundering) & Terrorist Financing Act (Canada).

(m) The representations and warranties of each other Loan Party contained in Article V or any other Loan Document, shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than if such representations and warranties are subject to “materiality” or “Material Adverse Effect” or similar language, in which case they shall be true and correct in all respects).

(n) No Default or Event of Default shall exist, or would result from the funding of the Term Loans or from the application of the proceeds thereof as contemplated on the Closing Date.

(o) The Lenders have met with Lead Borrower’s management team and the results of such meeting were satisfactory to the Lenders.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into this Agreement and to make the Term Loans hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Secured Parties that:

5.01. Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries which has or would reasonably expected to have a Material Adverse Effect, (ii) any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries, or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in each case which has or would reasonably expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Administrative Agent under the Security Documents); or (d) violate any Law where such violation has or would reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the grant of the security interest by the Loan Parties of the Collateral pledged by the Loan Parties pursuant to the Security Documents or for the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or the priority thereof, (b) such as have been obtained or made and are in full force and effect, or (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04. Binding Effect. This Agreement and each other Loan Document has been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness of the Lead Borrower and its Subsidiaries as of the date thereof, if and as required by GAAP.

(b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated October 28, 2017, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all Material Indebtedness of the Loan Parties and their Consolidated Subsidiaries as of the Closing Date.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or would reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

(e) [Reserved].

(f) The Consolidated forecasted balance sheet, statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time of delivery of such forecasts; it being understood that the projections and estimates contained in such Consolidated balance sheet, statements of income and cash flows are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that actual results may vary from projected results and that such variances may be material and that the Loan Parties make no representation as to the attainability of such projection or as to whether such projections will be achieved or materialize.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07. No Default or Event of Default. No Loan Party or any Restricted Subsidiary is in default under or with respect to, any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Neither the Lead Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or would reasonably be expected to result in a Material Adverse Effect.

5.08. Ownership of Property; Liens.

(a) Each of the Loan Parties and each Restricted Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business, except in each case as does not have and would not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties and each of their Restricted Subsidiaries, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Restricted Subsidiaries has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Restricted Subsidiary, free and clear of all Liens (other than Permitted Encumbrances), except in each case as or would reasonably be expected to have a Material Adverse Effect. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with name of the lessor with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties and the Restricted Subsidiaries are not in default (beyond applicable cure periods) of the terms of any such Leases and each of the Loan Parties and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such Leases, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens (other than Liens that constitute Permitted Encumbrances described in clauses (a) through (f), clauses (h) through (l), clauses (n) through (s), and clauses (y) through (bb) of the definition thereof) on the property or assets of each Loan Party and each of its Restricted Subsidiaries, as of the Closing Date showing the lien holder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Restricted Subsidiary subject thereto. The property of each Loan Party and each of its Restricted Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Restricted Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Restricted Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity thereof.

5.09. Environmental Compliance.

(a) No Loan Party or any Restricted Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, (i) none of the properties currently or formerly owned or operated by any Loan Party or Restricted Subsidiary is or was listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or Restricted Subsidiary in violation of any Environmental Laws or, to the knowledge of any of the Loan Parties on any property formerly owned or operated by any Loan Party or Restricted Subsidiary; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Restricted Subsidiary; (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or Restricted Subsidiary in violation of any Environmental Laws; and (v) to the knowledge of any of the Loan Parties, there are no pending or threatened Liens under or pursuant to any applicable Environmental Laws on any Real Estate or other assets owned or leased by any Loan Party or Restricted Subsidiary, and to the best of the knowledge of any of the Loan Parties, no actions by any Governmental Authority have been taken or are in process which would subject any of such properties or assets to such Liens, except, in the case of clauses (i) through (v) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as otherwise set forth on Schedule 5,09, no Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10. Insurance. Schedule 5.10 sets forth a list of the Loan Parties’ and their respective Subsidiaries’ insurance policies. The properties of the Loan Parties and their Restricted Subsidiaries are insured with insurance companies the Loan Parties believe (in the good faith judgment of its management) to be financially sound and reputable at the time the relevant coverage is placed or renewed against such loss or damage with respect to its properties and business of the kind customarily insured against by Persons engaged in the same or similar business, of such types and such amounts (after giving effect to self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties), in such amounts as are customarily carried under similar circumstances by such other Persons.

5.11. Taxes. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and (b) have paid when due and payable all Priority Payables and all Federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves (including any Reserve for unpaid Priority Payables) have been provided in accordance with GAAP, as to which no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. Except as set forth on Schedule 5.11, no Loan Party or any Restricted Subsidiary thereof is a party to any tax sharing agreement.

5.12. ERISA and Canadian Pension Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except to the extent where such failure has not resulted in and could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) Except as would not be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) except as has not and could not be expected to result in a Material Adverse Effect; (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that has or would be reasonably expected to have a Material Adverse Effect; and (v) except as has not or could not be expected to result in a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) (i) No Loan Party nor any Restricted Subsidiary maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed to or participated in any Specified Canadian Pension Plan; (ii) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable Laws and no event has occurred which could cause the loss of such registered status; (iii) all obligations of the Loan Parties and their Restricted Subsidiaries (including funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the Canadian Union Plans have been performed on a timely basis except where the failure to so perform on a timely basis would be reasonably expected to have a Material Adverse Effect; (iv) all contributions or premiums required to be made or paid by the Loan Parties and their Restricted Subsidiaries to the Canadian Pension Plans, Canadian Benefit Plans and Canadian Union Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws; (v) the sole obligation of any Loan Party or any Restricted Subsidiary of any Loan Party under a Canadian Union Plan is to make monetary contributions to the plan in the amounts and in the manner set forth in the applicable Canadian Union Plan, collective agreement or participation agreement, and all such contributions have been made; (vi) No Loan Party or Restricted Subsidiary has a material liability with respect to any post-retirement benefit under a Canadian Benefit Plan; (vii) As of the date hereof, no Canadian Pension Event has occurred; (viii) There are no outstanding disputes concerning the Canadian Pension Plans, Canadian Union Plans or Canadian Benefit Plans or the assets thereof which would reasonably be expected to have a Material Adverse Effect.

5.13. Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in the Loan Parties and Restricted Subsidiaries have been validly issued, are fully paid and non-assessable (other than with respect to the Lead Borrower) and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for (i) those created under the Security Documents, and (ii) Permitted Encumbrances securing ABL Debt, and (iii) Permitted Encumbrances under clauses (a) and (e) in the definition thereof. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Term Loans shall be used directly or indirectly for any purpose that might cause any of the Term Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information or other data furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements, information or data taken as a whole, in the light of the circumstances under which they were made or delivered, not misleading in any material respect at such time in light of the circumstances under which such information was provided; it being understood that for the purposes of this Section 5.15 such statements or information or data shall not include projections and pro forma financial information or any other forward-looking information or information of a general economic or industry-specific nature.

5.16. Compliance with Laws.

(a) Generally.

(i) Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) No part of the proceeds of the Term Loans will be used directly or indirectly (1) for the purpose of financing any activities or business of or with any Person subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including OFAC) or any other applicable sanctions authority (the associated Laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (2) for any payments to any Government Official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Sanctions Laws or the FCPA.

(b) Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Loan Party, any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party, any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

(c) Anti-Corruption Laws, Etc. No Loan Party, any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates or any officer, director, or employee, or agent, representative, sales intermediary of such Person, in each case, acting on behalf of any Loan Party or any of its Restricted Subsidiaries in violation of any applicable Anti-Corruption Law. None of the Loan Parties, any of their Restricted Subsidiaries or any of their Affiliates has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. There is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or, to the knowledge of any executive officer of the Borrowers, threatened against or affecting the Loan Parties, their Restricted Subsidiaries or any of their Affiliates related to any applicable Anti-Corruption Law, before or by any Governmental Authority. None of the Loan Parties nor any of their respective Restricted Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. In the three (3) years prior to the Closing Date, none of the Loan Parties nor any of their respective Restricted Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

(d) Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and its Restricted Subsidiaries are in compliance in all material respects with all Sanctions Laws, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party, any of its Restricted Subsidiaries, or, to the knowledge of the Borrowers, any of their respective Affiliates, officers or directors (i) is a Person designated by the U.S. government on the list of the SDN List with which a U.S. Person cannot deal or otherwise engage in business transactions or (ii) is organized, resident or operating in any country or territory that is itself the target of any Sanctions Laws.

5.17. Intellectual Property; Licenses, Etc. Except as set forth on Schedule 5.17, the Loan Parties and their Restricted Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses as currently conducted. Except as set forth on Schedule 5.17, to the knowledge of any of the Loan Parties, the operation of the respective business of the Loan Parties and their Restricted Subsidiaries as currently conducted does not infringe upon misuse, misappropriate or violate any rights held by any other Person except for such infringements, misuses, misappropriations or violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18. Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made based on hours worked to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, local or foreign Law dealing with such wage and hour matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party nor any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law except where such incurrence could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect. All payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party nor any Restricted Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement which constitutes a Material Contract, bonus plan, restricted stock plan, stock option plan, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with any applicable labor relations board, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition that would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Restricted Subsidiaries. The consummation of the transactions contemplated by the Loan Documents on the Closing Date will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound.

5.19. Security Documents. The provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to the Administrative Agent of any Pledged Securities (as defined in the Security Agreement, as required to be delivered pursuant to the applicable Security Documents together with stock powers or other appropriate instruments of transfer executed in blank form), are effective to create in favor of the

Administrative Agent, for the benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest in and first priority Lien (except for those Permitted Encumbrances that have priority in such Collateral by operation of law and except as to the ABL Priority Collateral, for the Liens of the ABL Agent to the extent provided in the Intercreditor Agreement) on all right title and interest of the respective Loan Parties in the Collateral described therein, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, except (a) as otherwise contemplated hereby or under any other Loan Documents, and (b) except as to specific items of Collateral as to which Agent may determine, in consultation with the Lead Borrower, not to perfect its security interest therein based on the value thereof relative to the costs of such perfection.

5.20. Solvency. On the Closing Date and after giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the incurrence of the Term Loans, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been made by any Loan Party and no obligation has been incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21. Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs (and including Blocked Accounts) maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) the purpose of the DDA, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22. Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith (except payment of certain fees payable to Guggenheim Securities, LLC (“Guggenheim”).

5.23. Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any modification or change in the business relationship of any Loan Party with any supplier that would reasonably be expected to have a Material Adverse Effect.

5.24. Material Contracts.

(a) Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the Closing Date. Except as would not be reasonably be expected to have a Material Adverse Effect, the Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

(b) Except as set forth in Schedule 5.24, as of the Closing Date, no Borrower is a party to any Material Contract or agreement with any Governmental Authority and no Borrower’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727), the Financial Administration Act (Canada), or any similar state, provincial or local law.

5.25. Payables Practices. No Loan Party has made any material change in its historical accounts payable practices from those in effect immediately prior to the Closing Date that has or would reasonably be expected to have a Material Adverse Effect.

5.26. Credit Card Receivables. As of the time when each of its Accounts is included in the Borrowing Base as an Eligible Credit Card Receivable, such Account and all records, papers and documents relating thereto (a) are genuine and correct in all material respects, (b) represent the legal, valid and binding obligation of the Account Debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such Account Debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (c) are in all material respects in compliance and conform with all applicable material federal, state, provincial and/or local Laws and applicable Laws of any relevant foreign jurisdiction.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Term Loan outstanding hereunder and until as all other Obligations are paid in full, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent for distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an opinion of such Registered Public Accounting Firm independently assessing Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls;

(b) as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity (year to date) and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity (year to date) and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of the Lead Borrower, a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) (i) as soon as available, but in any event no later than thirty (30) days before the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form consistent with the forecasts delivered by Lead Borrower to Administrative Agent for the 2018 Fiscal Year, of (A) consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs) and (B) projected Borrowing Base and projected Availability, and (ii) as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02. Certificates; Other Information. Deliver to the Administrative Agent for distribution to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) with respect to the financial statements referred to in Sections 6.01(a) and (b), a copy of management’s discussion and analysis with respect to such financial statements. In addition to such other information as shall be required in the Compliance Certificate, such certificate shall also include a calculation of Consolidated EBITDA for the current Fiscal month and on a trailing twelve Fiscal month basis;

(b) within ten (10) Business Days after the end of each Fiscal Month, a Borrowing Base Certificate showing the Borrowing Base (including the status of the payment of any and all Priority Payables) as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided, that in the event the a Borrowing Base Certificate shows accrued and/or unpaid amounts in respect of Priority Payables, upon request of the Administrative Agent Borrowers shall provide to the Administrative Agent such additional information may be reasonably requested by the Administrative Agent in respect of such Priority Payables; provided, further, that (i) at any time that an

Accelerated Borrowing Base Delivery Event has occurred and is continuing, at the election of the Administrative Agent, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday; and (ii) at any time, Lead Borrower may elect to deliver a Borrowing Base Certificate on Wednesday (or if Wednesday is not a Business Day, on the next succeeding Business Day) of each week, as of the close of business on the Saturday of the immediately preceding week, provided, further, that in the event that Lead Borrower elects to exercise such option, a weekly Borrowing Base Certificate shall be delivered for not less than eight (8) consecutive weeks thereafter unless otherwise agreed by Administrative Agent;

(c) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Restricted Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(f) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Restricted Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(h) promptly after the Administrative Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness not otherwise previously provided hereunder;

(i) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each material notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof (exclusive of any state or municipal sales tax audits unless the result thereof could reasonably be expected to have a Material Adverse Effect) or any other matter which would reasonably be expected to have a Material Adverse Effect;

(j) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(k) promptly upon receipt, copies of any notices and documents received in connection with the ABL Documents.

Documents and notices required to be delivered pursuant to Section 6.01(a), (b), or (c), Section 6.02(d), (f) or (g) or Section 6.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents or notices, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents or notices are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Lead Borrower shall deliver paper copies of such documents or notices to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopy or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents or notices referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents or notices.

The Loan Parties hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03. Notices. Promptly notify (and in any event in the case of (i) clause (a) below within two (2) days of the occurrence of such event, (ii) with respect to clauses (b) through (j) within ten (10) Business Days of such event, and (iii) with respect to clause (q) not later than 30 days prior to the consummation of such event) the Administrative Agent:

(a) of the occurrence of any Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event or any Canadian Pension Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof;

(e) of any change in any Loan Party’s Named Executive Officers (as such term is defined in the Securities Laws);

(f) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) of the filing and/or the enforcement against the Loan Parties of any Lien for unpaid Taxes or Priority Payables that in the aggregate for all such occurrences exceed $1,000,000;

(h) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(i) of any transaction of the nature contained in ARTICLE VII hereof, occurring after the Closing Date, consisting of (i) the incurrence by a Loan Party of Material Indebtedness, (ii) the voluntary or involuntary grant of any Lien other than a Permitted Encumbrance upon any property of any Loan Party, or (ii) the making of any Permitted Investments by a Loan Party in excess of $5,000,000 (provided, that, if Lead Borrower shall have already provided an updated Occurrence Update Schedule or Periodic Update Schedule reflecting any of the foregoing, no additional notice shall be necessary unless the same constitutes an Event of Default);

(j) of any failure by any Loan Party to pay rent at (i) ten percent (10%) or more of such Loan Party’s locations or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect;

(k) of any sale, disposition, or abandonment of any Intellectual Property, other than such sale, disposition, or abandonment that constitutes a Permitted Disposition hereunder;

(l) of any Disposition of property or assets constituting a Prepayment Event for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05 hereof;

(m) [Reserved]

(n) [Reserved]

(o) of any material breach or non-performance of, or any material default under, a Material Contract or with respect to Material Indebtedness, after giving effect to any applicable cure period of any Loan Party or any Subsidiary thereof;

(p) of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect; and

(q) of any sale or transfer of Equity Interest that would constitute a Change in Control under clause (a) or (c) of the definition of Change of Control not less than thirty (30) days prior to the consummation of such sale or transfer.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Priority Payables and all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property securing obligations in excess of $250,000; and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves (including any Reserves for unpaid Priority Payables) with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent with respect to determining Intellectual Property Reserves in its Permitted Discretion pursuant to this Agreement.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property (except for Permitted Dispositions of Intellectual Property).

6.06. Maintenance of Properties. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary or useful in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance. Maintain at all times with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated, and such other insurance as may be required by applicable Law. Said policies of insurance shall be reasonably satisfactory to Administrative Agent as to form, amount and insurer. The Lead Borrower shall furnish certificates, policies or endorsements to Administrative Agent as Administrative Agent shall reasonably require as proof of such insurance, and, in the event that the Loan Parties at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Loan Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable, at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Administrative Agent of any cancellation or reduction of coverage and that Administrative Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Administrative Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Administrative Agent as its interests may appear and further specify that Administrative Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Administrative Agent or Lenders, any insurance proceeds received by Administrative Agent at any time may, subject to the terms of the Intercreditor Agreement, be applied to payment of the Obligations (subject to the Intercreditor Agreement), whether or not then due, in any order and in such manner as Administrative Agent may determine. Each Loan Party hereby irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Loan Party’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. All sums disbursed by the Administrative Agent in connection with this Section 6.07, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to the Administrative Agent and shall be additional Obligations secured hereby.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including all applicable ERISA, FCPA, OFAC, PATRIOT Act and anti-money laundering Laws), except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records; Accountants.

(a) Maintain proper books of record and account, in which entries are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties and their Subsidiaries; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties and their Subsidiaries.

(b) at all times retain a Registered Public Accounting Firm of national standing and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Required Lenders and the Administrative Agent or their respective representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Required Lenders or the Administrative Agent.

6.10. Inspection Rights; Field Examinations; Appraisals.

(a) Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (1) the Lead Borrower’s practices in the computation of the Borrowing Base, (2) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (3) the Loan Parties’ business plan and cash flows. The Loan Parties shall pay the fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations, provided, that the Administrative Agent shall undertake only one (1) field examination in each period of twelve (12) consecutive Fiscal Months at the Loan Parties’ expense; except, that, if: (i) Excess Availability is less than the amount equal to thirty percent (30%) of the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) but greater than or equal to fifteen percent (15%) of the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) at any time during such twelve (12) consecutive Fiscal Months, the Administrative Agent may, in its Permitted Discretion, have one (1) additional field examination conducted during such twelve (12) consecutive Fiscal Months at the Loan Parties’ expense, and/or (ii) Excess Availability is less than the amount equal to fifteen percent (15%) of the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) at any time during such twelve (12) consecutive Fiscal Months, the Administrative Agent may, in its Permitted Discretion, conduct two (2) additional field examinations during such twelve (12) consecutive Fiscal Months at the Loan Parties’ expense. Notwithstanding the foregoing, in addition to the field examinations described above, the Administrative Agent may have additional field examinations conducted (x) as it in its discretion deems necessary or appropriate at its own expense, and (y) if required by Law or if an Event of Default shall have occurred and be continuing, at the Loan Parties’ expense.

(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the fees and expenses of the Administrative Agent and such professionals with respect to such appraisals; provided, that (i) prior to the Discharge of the ABL Obligations, so long as no Event of Default has occurred and is continuing, the Loan Parties shall not be responsible for costs, fees and expenses with respect to any appraisal of Inventory or Receivables (it being understood and agreed that the Administrative Agent and Lenders shall receive and may rely on any such appraisals conducted pursuant to the ABL Loan Agreement), and (ii) the Administrative Agent may, in its Permitted Discretion, undertake one (1) intellectual property appraisal each period of twelve (12) consecutive Fiscal Months at the Loan Parties’ expense; except, that, if: (A) Excess Availability is less than the amount equal to forty percent (40.0%) of the ABL Borrowing Base (calculated without giving effect to the Term Loan Reserve) at any time during such twelve (12) consecutive Fiscal Months, the Administrative Agent may, in its Permitted Discretion, conduct one (1) additional appraisal during such twelve (12) consecutive Fiscal Months at the Loan Parties’ expense. Notwithstanding the foregoing, in addition to the appraisals described above, the Administrative Agent may have additional appraisals conducted (x) as it in its discretion deems necessary or appropriate at its own expense, (y) if required by Law or if an Event of Default shall have occurred and be continuing, at the Loan Parties’ expense, and (z) as permitted pursuant to clauses (m) and (n) of the defined Permitted Disposition, at the Loan Parties’ expense.

(d) Permit the Administrative Agent, from time to time, to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Administrative Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Real Estate, provided, that such assessments may only be undertaken (i) during the continuance of an Event of Default, or (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any Real Estate from any Person (including, without limitation, the Environmental Protection Agency) and the Loan Party advises Administrative Agent that it will not conduct an environmental assessment. Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their Restricted Subsidiaries to, cooperate in all respects with the Administrative Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Administrative Agent.

6.11. Use of Proceeds. Use the proceeds of the Term Loans (a) to repay the Existing Liabilities outstanding under the Existing Term Loan Credit Agreement (upon satisfaction of which (i) the Commitments under the Existing Term Loan Credit Agreement shall be irrevocably terminated, (ii) the Existing Loan Documents (including any Existing Facility Guaranty) shall be terminated and of no further force or effect, and (iii) all Existing Liens shall be terminated, (b) to pay costs, fees, and expenses in connection with the credit facility provided hereunder and (c) for working capital and general corporate purposes.

6.12. Additional Loan Parties. Promptly (and in any event within five (5) Business Days after the acquisition or formation of any Subsidiary notify the Administrative Agent thereof and (a) unless such Subsidiary is an Excluded Subsidiary, at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within sixty (60) days thereafter), cause any such Person to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) grant a Lien to the Administrative Agent on such Person’s assets to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to sixty-five percent (65%) of the outstanding voting Equity Interests of such Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Subsidiary and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to the Administrative Agent and subject to the Intercreditor Agreement. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13. Cash Management.

(a) On or prior to the Closing Date, deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Processors listed on Schedule 5.21(b).

(b) The Loan Parties shall comply with the cash management provisions of the ABL Loan Agreement, including, but not limited to the provisions contained in Section 6.13 of the ABL Loan Agreement.

(c) [Reserved].

(d) [Reserved].

(e) [Reserved]

(f) Upon the written request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(g) The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Administrative Agent and the Lenders hereunder in order for the Administrative Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, the Administrative Agent and Lenders are relying on the Loan Parties’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to them and in particular that any accommodations of credit are being provided by the Administrative Agent and Lenders strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder and the Loan Parties hereby further acknowledge, confirm and agree that subject to the Intercreditor Agreement the Administrative Agent and Lenders shall have the contractual right to continue to apply the contemplated cash management arrangements contemplated herein notwithstanding any default, termination or non-renewal of this Agreement or any of the credit facilities contemplated herein or any stay of proceedings or filing in connection with any proceeding under any Debtor Relief Laws as a matter of, and shall be considered and deemed to be a matter of, replacing and monitoring the Administrative Agent’s and Lenders’ Collateral and not as an enforcement of any of their security or Liens.

6.14. Information Regarding the Collateral.

(a) Furnish to the Administrative Agent at least ten (10) days prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, PPSA or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (subject to, with respect to priority, Permitted Encumbrances having priority by operation of law and Permitted Encumbrances on ABL Loan Priority Collateral securing ABL Debt) for its own benefit and the benefit of the other Secured Parties. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in this Section 6.14(a).

(b) The Administrative Agent may rely on opinions of counsel as to whether any or all UCC or PPSA financing statements of the Loan Parties need to be amended as a result of any of the changes described in Section 6.14(a). If any Loan Party fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Loan Party’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Loan Party does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Loan Party.

(c) Should any of the information on any (i) Periodic Update Schedule hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall provide updated versions of such Periodic Update Schedule together with the next delivery of financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a), (b) or (c) and (ii) Schedule become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Administrative Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same promptly, but in any event within fifteen (15) Business Days. From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered materially inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Secured Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Secured Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15. Physical Inventories.

(a) Cause not less than two (2) periodic cycle counts, in each case consistent with practices of the Loan Parties in effect on the date hereof, conducted by such inventory takers as are reasonably satisfactory to the Administrative Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Administrative Agent, so long such cycle counts result in at least one (1) physical inventory of each retail store location and leased department in each consecutive twelve (12) month period. The Administrative Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party with respect to up to ten percent (10%) of all Stores, in any consecutive twelve (12) month period. The Lead Borrower, within thirty (30) days following the completion of such inventory, shall provide the Administrative Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Administrative Agent, in its discretion, if any Event of Default exists, to cause additional such inventories to be taken as the Administrative Agent determines (each, at the expense of the Loan Parties).

6.16. Environmental Laws. Conduct its operations and keep and maintain its Real Estate and requires all lessees and sublessees of such Real Estate to operate and maintain such Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except where such failure would not reasonably be expected to have a Material Adverse Effect, provided, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon written request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any ABL Priority Collateral but excluding any “Excluded Property,” as such term is defined in the Security Agreement) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Administrative Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any the Administrative Agent in its Permitted Discretion to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.13, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.13(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.13(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) Use, and cause each of the Restricted Subsidiaries to use, their commercially reasonable efforts to obtain lease terms in any lease entered into by any Loan Party after the date hereof not expressly prohibiting the recording in the relevant real estate filing office of an appropriate memorandum of lease and the encumbrancing of the leasehold interest of such Loan Party in the property that is the subject of such lease.

(d) Upon the request of the Administrative Agent, cause any of its landlords (other than with respect to Department Lessors and lessors of Store Leased Locations except in respect of Store Leased Locations in Landlord Lien States) to deliver a Collateral Access Agreement to the Administrative Agent in such form as the Administrative Agent may reasonably require. With respect to Store Leased Locations in Landlord Lien States, Administrative Agent agrees that it shall only request a Collateral Access Agreement for any such Store Leased Location to the extent the Lead Borrower requests the removal of all or a portion of any Reserves relating to such Store Leased Location.

(e) Upon the request of the Administrative Agent, deliver to the Administrative Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of such Loan Party and delivered to each depository institution at which a DDA (other than an Excluded DDA (as defined in the ABL Loan Agreement)) is maintained.

(f) Upon the reasonable request of the Administrative Agent with respect to any Leased Department, the Loan Parties shall send notices to any Department Lessor’s secured creditors holding a lien on such Department Lessor’s inventory and otherwise comply with the relevant provisions of the UCC and PPSA, including without limitation, Section 9-324, to establish priority of the Loan Parties’ title and rights to all inventory owned by the Loan Parties and located at such Department Lessor.

6.18. Lender Meetings.

Within sixty (60) days after the receipt by Administrative Agent of the audited financial statements pursuant to Section 6.01(a)(i) for the then most recently ended Fiscal Year of Lead Borrower or on such other date as the Required Lenders and Lead Borrower may agree, at the request of Administrative Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of the Required Lenders, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of the Lead Borrower and its Subsidiaries and the projections presented for the current Fiscal Year of Lead Borrower.

6.19. [Reserved].

6.20. Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” or “Senior Indebtedness”, under, and defined in, any agreement evidencing any Subordinated Indebtedness.

6.21. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.21, in each case within the time limits specified on such schedule (unless Administrative Agent, in its Permitted Discretion, shall have agreed to any particular longer period).

6.22. Compliance with Canadian Pension Matters. Promptly notify the Administrative Agent of each Canadian Pension Plan, Canadian Benefit Plan and Canadian Union Plan hereafter adopted or contributed to by any of the Borrowers or their Restricted Subsidiaries. For each existing, or hereafter adopted, Canadian Benefit Plan, Canadian Pension Plan and Canadian Union Plan, each Loan Party and Restricted Subsidiary, as applicable, shall in a timely fashion comply with and perform in all material respects its obligations under and in respect of such Canadian Benefit Plan, Canadian Pension Plan and Canadian Union Plan in accordance with applicable Laws and plan terms. All employer contributions or premiums required to be remitted or paid (including employee withheld amounts) to or in respect of each Canadian Benefit Plan, Canadian Pension Plan and Canadian Union Plan shall be paid or remitted by each Loan Party or Restricted Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all Applicable Laws. The Lead Borrower shall deliver to the Administrative Agent (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan required to be and as filed with any applicable Governmental Authority; (ii) promptly, after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Borrower or Restricted Subsidiary may receive from any Governmental Authority with respect to any Canadian Pension Plan or Canadian Union Plan; and (iii) notification within 30 days of any increases having a cost to one or more of the Loan Parties or any Restricted Subsidiaries in excess of $500,000.00 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan, Canadian Benefit Plan or Canadian Union Plan or the commencement of contributions to any such plan to which any Borrower or Restricted Subsidiary was not previously contributing.

6.23. Maintenance of Records. Keep and maintain at their own cost and expense materially complete records of each Account, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Loan Party shall, at such Loan Party’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Loan Party). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Loan Party’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts or the Administrative Agent’s security interest therein in accordance with applicable Law without the consent of any Loan Party.

6.24. Collection. Cause to be collected from the Account Debtor of each of the Accounts, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account. The costs and expenses (including, without limitation, attorneys’ fees) of collection, in any case, whether incurred by any Loan Party, the Administrative Agent or any other Credit Party, shall be paid by the Loan Parties.

6.25. Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, within five (5) Business Days of written notice thereafter from Administrative Agent, each Loan Party shall make available to Administrative Agent, to the extent within such Loan Party’s power and authority, such personnel in such Loan Party’s employ on the date of the Event of Default as Administrative Agent may reasonably designate to permit such Loan Party to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Loan Party under the registered Patents, Trademarks and/or Copyrights, and such Persons shall be available to perform their prior functions on Administrative Agent’s behalf.

6.26 Maintenance of Term Loan Reserve. At any time the aggregate principal balance of the Term Loans exceeds the Borrowing Base, the Loan Parties shall take such steps as shall be required under Section 3.9 of the Intercreditor Agreement, including, without limitation, delivery of such Borrowing Base Certificates as may be required by the ABL Agent and the Administrative Agent, to enable the ABL Agent to implement and maintain the Term Loan Reserve.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC, the PPSA, or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Restricted Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances and in the case of the assignment or transfer of accounts or other rights to receive payment except for Permitted Dispositions.

7.02. Investments. Make any Investments, except Permitted Investments.

7.03. Indebtedness; Disqualified Stock.

(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or

(b) issue Disqualified Stock except as permitted by clause (m) of the definition of Permitted Indebtedness;

(c) issue and sell Equity Interest in a Restricted Subsidiary of a Loan Party.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or (x) agree to do any of the below unless permitted under any of clauses (a)-(i) below or (y) enter into any agreement to do any of the below unless such agreement is conditioned upon either obtaining the consent of the Administrative Agent and Required Lenders to such transaction or the payment in full of the Obligations upon the occurrence of such fundamental change), except, that, so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) (i) any domestic wholly-owned Subsidiary that is not a Loan Party may merge with a Loan Party, provided, that the Loan Party shall be the continuing or surviving Person and (ii) any Subsidiary of Lead Borrower that is a Loan Party may merge into any Subsidiary that is a Loan Party or into a Borrower; provided, that in any merger involving a Borrower, such Borrower shall be the continuing or surviving person, and any merger involving the Lead Borrower, the Lead Borrower shall be the continuing or surviving Person;

(b) in connection with a Permitted Acquisition, any Restricted Subsidiary (other than a Loan Party) may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that (i) the Person surviving such merger shall be a Wholly-Owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;

(c) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party

(d) [Reserved];

(e) any Loan Party or Restricted Subsidiary (other than the Lead Borrower) may liquidate, wind-up or dissolve or change its legal form, provided, that promptly upon the commencement of the winding up, any action to dissolve or change such Loan Party or Restricted Subsidiary, as the case may be, (A) any assets of such Loan Party which constitute Collateral are either (1) transferred to any other Loan Party and are subject to the valid perfected security interests of Administrative Agent or (2) are subject to a Disposition which is a Permitted Disposition and (B) any such Loan Party that is a Borrower shall cease to be a Borrower;

(f) so long as no Event of Default exists or would result therefrom, any Loan Party may merge or consolidate with any other Person in order to effect any Permitted Investment (other than clause (j) of the definition of Permitted Investments); provided, that the continuing or surviving Person shall be a Borrower or a Loan Party (unless such Subsidiary is an Excluded Subsidiary), which shall have complied with the applicable requirements of Section 6.12;

(g) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than clause (h) of the definition of Permitted Dispositions);

(h) any Subsidiary of Lead Borrower that is a Loan Party may liquidate, wind-up or dissolve, provided, that, promptly upon the commencement of the winding up or any action to dissolve such Subsidiary, (A) any assets of such Subsidiary which constitute Collateral are either (1) transferred to a Loan Party and are subject to the valid perfected security interests of Administrative Agent or (2) are subject to a Disposition which is a Permitted Disposition, and (3) any such Subsidiary that is a Borrower shall cease to be a Borrower; and

(i) any Loan Party may (x) change its name (within the meaning of Section 9-503 of the Code), organizational identification number, jurisdiction of organization or organizational identity or (y) consummate any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted; provided, that (a) such Loan Party gives at least 10 days’ prior written notice to Administrative Agent of such change; (b) such jurisdiction of organization shall be within the United States; (c) such organizational identity shall be a corporation, a limited liability company or other identity reasonably acceptable to Administrative Agent; and (d) Administrative Agent shall have received such agreements, documents and instruments as it shall reasonably request in order to continue the perfection of its security interests and to confirm the continuation of the party being bound to the Loan Documents to which it is a party immediately prior to such change.

7.05. Dispositions. Make any Disposition (or enter into any agreement to make any Disposition unless such agreement is conditioned upon either obtaining the consent of the Administrative Agent and Required Lenders to such transaction or the payment in full of the Obligations upon the occurrence of such Disposition), except Permitted Dispositions. For the avoidance of doubt, the Loan Parties shall not make any Disposition of any Intellectual Property except for Dispositions as set forth in clauses (c), (j), (l), (m), and (n) of the defined term “Permitted Disposition”.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, (or enter into any agreement which obligates any Loan Party or Restricted Subsidiary to make any Restricted Payment unless such agreement is conditioned upon either obtaining the consent of the Administrative Agent and Required Lenders to such transaction or the payment in full of the Obligations upon the making of such Restricted Payment) except that, so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any Restricted Payment described below or would result therefrom:

(a) following the third anniversary of the Closing Date, if the Payment Conditions are satisfied, the Loan Parties may declare or make any Restricted Payment;

(b) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(c) the Loan Parties and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person, so long as such dividends do not result in a Change of Control;

(d) the Loan Parties and Restricted Subsidiaries may make payments (or make Restricted Payments to the Lead Borrower to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Lead Borrower held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, domestic partners, executors, administrators, heirs, legatees or distributes of any of the foregoing) of the Loan Parties upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Loan Parties in an aggregate amount after the Closing Date together with the aggregate amount of any loans or advances made in lieu of Restricted Payments permitted pursuant to Section 7.03 not to exceed $2,000,000 in any calendar year; provided, that such amount in any calendar year may be increased by an amount to exceed the cash proceeds of key-man life insurance policies received by the Loan Parties after the Closing Date;

(e) to the extent constituting Restricted Payments, the Loan Parties and Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than clause (k) of the definition of Permitted Investments), 7.04 or 7.09 so long as such Restricted Payment is otherwise permitted to be made pursuant to this Section 7.06; and

(f) [Reserved].

7.07. Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except:

(a) as long as no Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness);

(b) prepayments, redemptions, purchases, defeasements and satisfactions prior to the scheduled maturity thereof of any Permitted Indebtedness so long as (i) the Payment Conditions are satisfied after giving effect to such prepayment, redemption, purchase, defeasement or satisfaction, and (ii) Administrative Agent shall have received prior notice of such prepayment, redemption, purchase, defeasement or satisfaction and information related to such prepayment, redemption, purchase, defeasement or satisfaction reasonably requested by Administrative Agent; and

(c) Permitted Refinancings of such Indebtedness; and

(d) Payments and prepayments of the ABL Debt in accordance with the terms of the ABL Loan Agreement.

7.08. Change in Nature of Business. In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto and any logical extensions thereof.

7.09. Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided, that the foregoing restriction shall not apply to:

(a) transactions between or among the Loan Parties, including any entity that becomes a Loan Party as a result of such transactions;

(b) employment and severance arrangements between the Loan Parties and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(c) the non-exclusive licensing of trademarks, copyrights or other Intellectual Property rights in the ordinary course of business to permit the commercial exploitation of Intellectual Property rights between or among Affiliates and Subsidiaries of the Lead Borrower or the Lead Borrower;

(d) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Loan Parties in the ordinary course of business to the extent attributable to the ownership or operation of the Loan Parties;

(e) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by a Loan Party in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02; and

(f) the transactions set forth on Schedule 7.09.

7.10. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or any other Contractual Obligation entered into with respect to Permitted Indebtedness described in clauses (c) and (l) of such definition) that limits the ability of the Loan Parties to create, incur, assume or suffer to exist Liens on Collateral of such Person (other than an Excluded Subsidiary) in favor of the Administrative Agent; provided, that the foregoing shall not apply to Contractual Obligations that:

(a) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(b) are customary restrictions that arise in connection with (x) any Permitted Encumbrance and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition;

(c) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;

(d) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof and, in the case of the ABL Debt, permits the Liens securing the Obligations (subject to the Intercreditor Agreement);

(e) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(f) comprise restrictions imposed by any agreement relating to Permitted Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(g) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(h) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i) restrictions contained in the ABL Loan Documents and any Permitted Refinancing permitted under the Intercreditor Agreement;

(j) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(k) arise in connection with cash or other deposits permitted under Section 7.01.

7.11. Use of Proceeds. Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12. Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under: (a) its Organization Documents or Material Contracts in a manner that has or would reasonably be expected to have a Material Adverse Effect, (b) any of the terms of any Indebtedness in excess of $7,500,000 (other than the ABL Debt) to the extent that such amendment, modification or waiver would result in an Event of Default, or that has or could reasonably be expected to have a Material Adverse Effect, or (c) any terms of the ABL Debt, except as permitted by the Intercreditor Agreement.

7.13. Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as permitted by GAAP; provided, that the Lead Borrower and its Subsidiaries may, after prior written notice to Administrative Agent (not less than thirty (30) days prior to the commencement of such new Fiscal Year), change their Fiscal Year (subject to entering into such amendments to other provisions of the Loan Documents that are affected by such change as required by Administrative Agent).

7.14. Deposit Accounts; Credit Card Processors. Open new DDAs, Blocked Accounts, or Concentration Accounts unless the Loan Parties shall have delivered to the Administrative Agent appropriate DDA Notifications or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise reasonably satisfactory to the Administrative Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Processors other than as expressly contemplated herein or in Section 6.13 hereof.

7.15. Financial Covenants.

(a) Excess Availability. Permit Excess Availability at any time to be less than the greater of (i) ten percent (10%) of the Combined Loan Caps (calculated without giving effect to the Term Loan Reserve) and (ii) $7,000,000.

(b) [Reserved].

(c) [Reserved].

7.16. [Reserved]

7.17. Canadian Pension Plans.

(a) maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.

(b) Contribute to or assume any obligation to contribute to any new “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards Laws in another jurisdiction.

(c) Fail to withhold, make, remit or pay when due or permit any other Loan Party to fail to withhold, make, remit or pay when due any material withheld employee or employer payments, material contributions (including “normal cost”, “special payments” and any other required contributions or payments in respect of any funding deficiencies or shortfalls) or premiums to or in respect of any Canadian Pension Plan, Canadian Benefit Plan or Canadian Union Plan pursuant to the terms of the particular plan, any applicable collective bargaining agreement or participation agreement or applicable Laws.

(d) Establish or terminate, or permit any other Loan Party to establish or terminate, any Canadian Pension Plan or Canadian Benefit Plan or withdraw from any Canadian Union Plan, if such establishment, termination or withdrawal would reasonably be expected to result in any material liability of a Loan Party, or take any other action with respect to any Canadian Pension Plan, Canadian Union Plan or Canadian Benefit Plan which would reasonably be expected to result in any material liability of a Loan Party.

7.18. Modification of Terms, Etc. Rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with this Agreement without the prior written consent of the Administrative Agent.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of the Term Loans, or (ii) pay within three (3) Business Days after the same becomes due, any interest on the Term Loans, or any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02 (a), (b), (e), and (g), 6.03 (other than notices of Default), 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 (so long as a Cash Dominion Event has occurred and is continuing), 6.14 or 6.25 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained the Facility Guaranty beyond any applicable grace or cure period, if any; or (iii) any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) with respect to notices of Default for more than ten (10) days after the occurrence of such Default; or

(c) Other Defaults. Any Loan Party or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure continues for twenty (20) days after the date written notice thereof shall have been given to the Lead Borrower by the Administrative Agent; provided, that in the event the Lead Borrower fails to notify the

Administrative Agent in accordance with the terms of Section 6.03(a) within two (2) days after the occurrence of its failure to perform or observe such term, covenant or agreement as provided therein, an Event of Default will occur as a result of the failure to perform or observe such term, covenant or agreement on the date twenty (20) days after the earlier of (i) the date of the event or occurrence which is the basis for such Event of Default or (ii) the date written notice thereof shall have been given to the Lead Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Restricted Subsidiary, any Borrower or any other Loan Party herein, in any other Loan Document, or in any document, report, certificate, financial statement or other instrument delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise after the expiration of any applicable grace period and after giving effect to any waivers or amendments with respect thereto) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than with respect to Material Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required and after the expiration of any applicable cure period and after giving effect to any waiver or amendment with respect thereto, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that this clause (e)(B) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, if such sale or transfer is otherwise permitted hereunder and under the documents providing for such Material Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, receiver and manager, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property of any of the Loan Parties in an aggregate amount in excess of $2,000,000 (except to the extent paid or covered by third party insurance (where the company has been notified of the potential claim and does not dispute coverage) and is not released, vacated or fully bonded within thirty (30) days after its issuance or levy (except in the case of an attachment of the Blocked Accounts or Concentration Account, within five (5) days), or (3) takes any action for the purpose of effecting the events described in the foregoing paragraph (f) or this paragraph (g); or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the US Dollar Equivalent of $2,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000 or which could reasonably likely result in a Material Adverse Effect, or (B) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,000,000 or which could reasonably likely result in a Material Adverse Effect; or

(j) Canadian Pension Event. A Canadian Pension Event occurs with respect to a Canadian Pension Plan or Canadian Union Plan which has resulted or could reasonably be expected to result in Liability of any Loan Party to the Canadian Pension Plan, Canadian Union Plan or other Person in an aggregate amount in excess of $2,000,000 or which could reasonably likely result in a Material Adverse Effect; or

(k) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document and/or the Intercreditor Agreement; or

(l) Change of Control. There occurs any Change of Control; or

(m) Cessation of Business. Except as otherwise expressly permitted hereunder, Lead Borrower and its Restricted Subsidiaries shall take any action to either: (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the payment of any material obligations in the ordinary course or suspend the performance under Material Contracts in the ordinary course, (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or Store locations, or (iv) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “going-out-of-business” sales of any material portion of its business, taken as a whole; or

(n) Loss of Collateral. There occurs any uninsured loss to any portion of the Collateral having a Value in excess of $5,000,000; or

(o) Breach of Contractual Obligation. Any Loan Party or any Restricted Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract but only if any of the foregoing could reasonably be expected to result in a Material Adverse Effect; or

(p) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Restricted Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony and such action or proceeding is reasonably expected to have a Material Adverse Effect; or

(q) Guaranty. The termination or attempted termination of any Facility Guaranty by any Guarantor except as expressly permitted hereunder or under any other Loan Document; or

(r) Credit Card Agreements. (i) any Credit Card Issuer or Credit Card Processor shall send notice to any Borrower that it is ceasing to make or suspending payments to such Borrower of amounts due or to become due to such Borrower or shall cease or suspend such payments which represent ten percent (10%) or more of the Credit Card Receivables then owing to Borrower and such suspension of payments continues for five (5) consecutive days, or shall send notice to such Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice or (ii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processors such that in the aggregate all of such funds in the reserve account, other than amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed an amount equal to or exceeding ten percent (10%) of the Credit Card Receivables processed by such Credit Card Issuer or Credit Card Processor in the immediately preceding Fiscal Year; or

(s) Subordination. The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Loan Party or any Restricted Subsidiary shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Secured Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party or any Restricted Subsidiary, shall be subject to any of the Subordination Provisions.

(t) Intercreditor Agreement. (i) Any material provisions of the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable (other than in accordance with its terms) or shall be materially breached by any party thereto (other than the Administrative Agent or a Lender); or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any of the provisions thereof or deny that it has any further liability or obligations thereunder.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the unpaid principal amount of the outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(b) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties;

(c) without limiting any right or remedy of the Administrative Agent in this Agreement, and subject to the Intercreditor Agreement, Administrative Agent may seek the appointment of a receiver, receiver-manager or keeper (a “Receiver”) under the laws of Canada or any Province or territory thereof to take possession of all or any portion of the Collateral of any Loan Party or to operate same and, to the maximum extent permitted by applicable Law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed the agent of Borrowers and not Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, or his/her servants or employees. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of the loan Parties, to preserve any Collateral or its value, to carry on or concur in carrying on all or any part of the business of the Loan Parties and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of any Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Borrowers, enter upon, use and occupy all premises owned or occupied by any of the Loan Parties wherein Collateral may be situated, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral directly in carrying on the Loan Parties’ business or as security for loans or advances to enable the Receiver to carry on such business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Administrative Agent and subject to the Intercreditor Agreement, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Administrative Agent. Every such Receiver may, in the discretion of Administrative Agent, be vested with all or any of the rights and powers of Administrative Agent and the Lenders. Administrative Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

provided, that upon the occurrence of any Event of Default with respect to any Loan Party or any Restricted Subsidiary thereof under Section 8.01(f), the unpaid principal amount of the Term Loans and all interest and other amounts as aforesaid (including, without limitation, any Prepayment Premium) shall automatically become due and payable without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, Secured Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, Secured Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Administrative Agent Advances;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, and fees (excluding any early termination fees), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of all other Obligations (including, without limitation, the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b)), ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.

(a) Each of the Secured Parties hereby irrevocably appoints Pathlight to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Secured Parties hereby irrevocably appoints Pathlight as Administrative Agent and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

9.02. Rights as a Lender. Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Loan Parties or a Lender. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Administrative Agent.

9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent hereunder.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.

9.08. [Reserved].

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Term Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Secured Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Secured Parties under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver and manager, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10. Collateral and Guaranty Matters. The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (h), (q) and (r) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Applicable Lenders will confirm in writing such Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11. Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12. Reports and Financial Statements. By signing this Agreement, each Lender:

(a) [Reserved];

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all field examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with the Term Loans that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13. Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States or Canada, including the PPSA, can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.14. Indemnification. The Lenders hereby agree to indemnify the Administrative Agent and any of its respective Related Parties, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to its Applicable Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction; and provided further, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from circumstances arising prior to the date it became a Lender.

9.15. Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

9.16. [Reserved].

9.17. [Reserved].

9.18. [Reserved].

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) extend or increase the Term Loan Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02 or otherwise) without the written Consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (including, without limitation, any Prepayment Premium), without the written Consent of each Lender entitled to such amount; provided, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate; provided, further, that that any amendment entered into pursuant to Section 3.03(b) shall not constitute a reduction in any rate of interest or any fees based thereon, and provided further that, following the occurrence of the circumstances described in Section 3.03(b), to the extent written notice of an objection to an amendment is received from the Required Lenders within the time period specified in Section 3.03(b) only the consent of the Required Lenders shall be necessary amend this Agreement to reflect an alternate rate of interest to the LIBO Screen Rate and such other related changes to this Agreement as may be applicable;

(d) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e) change any provision of this Section 10.01 with the written consent of each Lender, or change the definition of “Required Lenders” or “Applicable Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender; provided, that the amount of any Intellectual Property Reserves may be adjusted based on changes in the facts or circumstances that gave rise thereto (as long as the methodology for the calculation thereof is not modified); and provided further, that the foregoing shall not limit the discretion of the Administrative Agent to establish or eliminate any Intellectual Property Reserves without the consent of any Lenders so long as such action does not result in an increase in the amount available to be borrowed by the Borrowers under the ABL Facility;

(i) modify the definition of Permitted Administrative Agent Advance so as to increase the amount thereof or, except as provided in such definition, the time period for a Permitted Administrative Agent Advance without the written Consent of each Lender; and

(j) except as set forth in Section 9.10 or as otherwise expressly permitted herein or in any other Loan Document (including the Intercreditor Agreement), subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

(k) change the definition of “Eligible Assignee” without the written Consent of each Lender;

and, provided, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or of all Lenders directly affected thereby, and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph.

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, electronic communication (including via pdf or other similar electronic communication) or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their Related Parties (collectively, the “Administrative Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Administrative Agent Party; provided, that in no event shall the Administrative Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of the Term Loans shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Secured Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of counsel to the Indemnitees, limited to, one primary law firm (and one local law firm in each appropriate jurisdiction) for the Administrative Agent and any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the Term Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, (iv) any claims of, or amounts paid by any Secured Party to, a Blocked Account Bank or other Person which has entered into a Control Agreement with any Secured Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) arising out of any litigation that does not involve an act or omission of the any of the Loan Parties or their Affiliates and that is brought by an Indemnitee against any other Indemnitee (except when one of the parties to such action was acting in its capacity as an agent), or (z) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loans or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefore by the Administrative Agent.

(f) Survival. The agreements in this Section shall survive the resignation of any Administrative Agent, the assignment of any Term Loan by any Lender, the replacement of any Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Secured Party, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) [Reserved]; and

(D) [Reserved].

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) [Reserved].

10.07. Treatment of Certain Information; Confidentiality. Each of the Secured Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors, investors, partners and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (e) to any other party hereto, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (h) with the consent of the Lead Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Secured Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Secured Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided, that in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Secured Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of the funding of the Term Loans, and shall continue in full force and effect as long as any Term Loans or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations (other than contingent indemnification obligations for which no claim has been asserted)that may thereafter arise under Section 10.04.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT EXCLUDING ANY RULES OR PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A

COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Secured Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Secured Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Secured Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Secured Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Secured Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Secured Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Secured Parties with respect to any breach or alleged breach of agency or fiduciary duty.

(b) The Administrative Agent and the Lenders each acknowledge: (x) that Guggenheim acted as a financial advisor for the Borrowers in connection with the transactions contemplated hereby, and (y) that it has, independently and without reliance upon Guggenheim and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18. Foreign Asset Control Regulations. Neither of the Term Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19. Time of the Essence. Time is of the essence of the Loan Documents.

10.20. Canadian AML Regulations.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and Administrative Agent may be required to obtain, verify and record information regarding each Borrower and Guarantor, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Borrowers and Guarantors, and the transactions contemplated hereby. Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Administrative Agent, or any prospective assign or participant of a Lender or Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If Administrative Agent has ascertained the identity of the Borrowers or Guarantors or any authorized signatories of such Persons for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Administrative Agent has no obligation to ascertain the identity of the Borrowers or Guarantors or any authorized signatories of such Persons on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrowers or Guarantors or any such authorized signatory in doing so.

10.21. Press Releases.

(a) Each Loan Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of, the Administrative Agent, or any Lender (other than Pathlight in any such capacity) or any Affiliate of the foregoing without at least two (2) Business Days’ prior notice to the Administrative Agent and affected Lender and without the prior written consent of the Administrative Agent and such affected Lender except (i) a copy of this Agreement and the other Loan Documents, including the names of the parties hereto and thereto, may be filed as an Exhibit to the public reports of the Lead Borrower filed with the SEC, and (ii) the Loan Parties and their Affiliates may make such other disclosures related to this Agreement and the other Loan Documents as they may reasonably determine to be required under applicable Law, or in connection with any investor presentation.

(b) Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.22. Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any other Secured Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full of all the Obligations).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full of all the Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Term Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.23. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24. Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25. Québec Interpretation. For all purposes of any assets, liabilities or entities located in the Province of Québec and for all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.

10.26. English Language Only. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

10.27. Lender Action. Notwithstanding anything herein to the contrary, each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or any agreement in respect of bank products or cash management services (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.

10.28. Intercreditor Agreement. Each of the Loan Parties, the Administrative Agent and the Lenders acknowledge that the exercise of certain of the Administrative Agent’s rights and remedies hereunder and under the other Loan Documents may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Administrative Agent and the Lenders, shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

DESTINATION MATERNITY CORPORATION

By:	/s/ David Stern
Name:	David Stern
Title:	Executive Vice President and Chief Financial Officer

CAVE SPRINGS, INC.

By:	/s/ Ronald J. Masciantonio
Name:	Ronald J. Masciantonio
Title:	Assistant Secretary

GUARANTORS:

MOTHERS WORK CANADA, INC.

By:	/s/ Ronald J. Masciantonio
Name:	Ronald J. Masciantonio
Title:	Chief Executive Officer, Executive Vice President & Chief Administrative Officer

DM URBAN RENEWAL, LLC

By:	/s/ Ronald J. Masciantonio
Name:	Ronald J. Masciantonio
Title:	Chief Executive Officer, Executive Vice President & Chief Administrative Officer

Signature Page to Term Loan Credit Agreement

PATHLIGHT CAPITAL LLC, as Administrative Agent and as a Lender

By:	/s/ Katie Hendricks
Name:	Katie Hendricks
Its:	Director

Signature Page to Term Loan Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Wai Yin Cheng
Name:	Wai Yin Cheng
Its:	Authorized Signatory

Signature Page to Term Loan Credit Agreement

EXHIBIT A

FORM OF TERM LOAN NOTE

$[_______________]	[_________ __, ____]

FOR VALUE RECEIVED, Destination Maternity Corporation, a Delaware corporation (the “Lead Borrower”), Cave Springs, Inc., a Delaware corporation (“Cave” and together with Lead Borrower, each a “Borrower” and collectively, the “Borrowers”), jointly and severally promise to pay to the order of [_____________________] (hereinafter, with any subsequent holders, the “Payee”), c/o Pathlight Capital LLC, 18 Shipyard Drive, Suite 2C, Hingham, Massachusetts 02043, the principal sum of [___________________] ($[______________]), or, if less, the aggregate unpaid principal balance of the Term Loan made by the Payee to or for the account of any Borrower pursuant to the Term Loan Credit Agreement dated as of February 1, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) among the Borrowers, Mothers Work Canada, Inc., a Delaware corporation (“Mothers Work”), DM Urban Renewal, LLC, a New Jersey limited liability company (“DM Urban”, and together with Mothers Work, each a “Guarantor” and collectively, “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Pathlight Capital LLC, as administrative agent (in such capacity, the “Administrative Agent”), with interest at the rate and payable in the manner stated therein.

This is a “Term Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Term Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Term Loans, the accrual of interest thereon, and the repayment of such Term Loans, shall be prima facie evidence of the indebtedness to the Payee hereunder.

No delay or omission by the Administrative Agent or the Payee in exercising or enforcing any of the Administrative Agent’s or the Payee’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

To the fullest extent permitted by applicable Law, each Borrower, and each endorser and guarantor of this Term Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by Administrative Agent and/or the Payee with respect to this Term Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Term Note.

This Term Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Payee and its successors, endorsees, and assigns.

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The liabilities of each Borrower, and of any endorser or guarantor of this Term Note, are joint and several, provided, however, the release by Administrative Agent or the Payee of any one or more such Persons shall not release any other Person obligated on account of this Term Note. Each reference in this Term Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Term Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS TERM NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE PAYEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Payee, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Term Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE PAYEE, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

5

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE PAYEE HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[signature page follows]

6

IN WITNESS WHEREOF, the Borrowers have caused this Term Note to be duly executed as of the date set forth above.

BORROWERS:

DESTINATION MATERNITY CORPORATION

By:
Name:
Title:

CAVE SPRINGS, INC.

By:
Name:
Title:

Signature Page to Term Note

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To: Pathlight Capital LLC	Date: _____________________

18 Shipyard Drive, Suite 2C

Hingham, MA 02043

Attention: David Storer

Re:	Term Loan Credit Agreement dated as of February 1, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) among Destination Maternity Corporation, a Delaware corporation (the “Lead Borrower”), Cave Springs, Inc., a Delaware corporation (“Cave” and together with Lead Borrower, each a “Borrower” and collectively, the “Borrowers”), Mothers Work Canada, Inc., a Delaware corporation (“Mothers Work”), DM Urban Renewal, LLC, a New Jersey limited liability company (“DM Urban”, and together with Mothers Work, each a “Guarantor” and collectively, “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Pathlight Capital LLC, as administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies to you as follows:

ARTICLE I No Default.

1.01. To the knowledge of the undersigned Responsible Officer, except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.

1.02. If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.

ARTICLE II No Material Accounting Changes, Etc. The financial statements furnished to the Administrative Agent for the month/quarter/year ending [_______________] were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as noted therein, and present fairly in all material respects the financial condition of the Lead Borrower and its Subsidiaries at the date thereof and the results of their operations for the period(s) covered thereby, except as otherwise expressly noted therein. To the extent there has been any change in generally accepted accounting principles used in the preparation of such financial statements, attached as Appendix II hereto is a statement of reconciliation conforming such financial statements to GAAP. Attached as Appendix III hereto is a copy of management’s discussion and analysis with respect to such financial statements.

ARTICLE III Financial Covenant. Attached hereto as Appendix IV are the calculations used in determining whether the Borrowers are in compliance with the financial covenant set forth in Section 7.15(a) of the Credit Agreement.

2

ARTICLE IV Consolidated EBITDA Calculation. Attached hereto as Appendix V are the calculations used in determining Consolidated EBITDA under Section 6.02(a) of the Credit Agreement and in connection with the determination of the applicable Intellectual Property Advance Rate.

ARTICLE V Intellectual Property. Appendix VI hereto sets forth all federally registered Intellectual Property Collateral (as such term is defined in the Security Agreement) registered during the Fiscal Quarter of the Lead Borrower and its Subsidiaries most recently ended.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

DESTINATION MATERNITY CORPORATION

By:
Name:
Title:

Signature Page to Compliance Certificate

APPENDIX I

Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, the following describes the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrowers to be taken on account thereof.]

Compliance Certificate

APPENDIX II

Except as set forth below, no changes in GAAP used in the preparation of the financial statements of the Lead Borrower and its Subsidiaries have occurred since [the date of the most recently delivered financial statements to the Administrative Agent prior to the date of this Certificate]. [If any change in GAAP used in the preparation of the financial statements of the Lead Borrower and its Subsidiaries has occurred, the Lead Borrower shall provide a statement of reconciliation conforming such financial statements to GAAP.]

Compliance Certificate

APPENDIX III

Compliance Certificate

APPENDIX IV

Minimum Excess Availability (Section 7.15(a))

Compliance Certificate

APPENDIX V

Consolidated EBITDA (Section 6.02(a))

(1)	Consolidated EBITDA (all as determined on a Consolidated basis in accordance with GAAP)

	(a)	Consolidated Net Income of the Lead Borrower and its Subsidiaries:

		(i)	the net income of the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period (as determined on a Consolidated basis in accordance with GAAP); provided, however, that there shall be excluded:	$_____

(A)  the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of cash dividends or similar distributions

$_____

(B)  the undistributed earnings of any Subsidiary of a Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, governing document or Law applicable to such Subsidiary

(C)  the income (or deficit) of any Subsidiary of any Borrower which is not a Guarantor except to the extent that any such income is actually received by a Borrower or Guarantor in the form of cash dividends or similar distributions

$_____

		Consolidated Net Income		$_____

	(b)	increased by (to the extent deducted in calculating Consolidated Net Income):

		(i)	Consolidated Interest Charges	$_____

		(ii)	the provision for Federal, state, local and foreign income Taxes	$_____

		(iii)	depreciation and amortization expense	$_____

		(iv)	non-cash stock option expense, mark to market adjustments in respect of derivatives, and write offs, write downs, or other impairment of long lived assets	$_____

		(v)	loss on extinguishment of debt for such period	$_____

Compliance Certificate

	(vi)	Stock-based compensation expense (which do not represent a cash item in such period or any future period), mark to market adjustments in respect of derivatives, and write offs, write downs or other impairment of long lived assets	$_____

	(vii)	any loss from extraordinary, unusual or non-recurring items [to the extent not in excess of (1) for each twelve Fiscal month measurement period through the twelve Fiscal months ending on October 31, 2018, $3,500,000, (2) for the twelve Fiscal month measurement period ending on November 30, 2018 and for each twelve Fiscal month measurement period thereafter, $2,500,000][1]

	(viii)	any asset impairment charges related to a Change in Lease Accounting	$_____

(c)	decreased by (to the extent included in calculating Consolidated Net Income):

	(i)	Consolidated Interest Income

	(ii)	Federal, state, local and foreign income tax credits (to the extent not netted from income taxes payable) (other than the proceeds of the sale of any Incentive Program Assets)	$_____

	(iii)	any extraordinary, unusual or non-recurring income or gains (including gains on the sale of assets outside the ordinary course of business) and related tax effects thereon

	(iv)	all non-cash income which does not represent a cash item in such period or any future period

(d)	Consolidated EBITDA		$_____

[1]	In the event the calculations included in Items 1(b)(vii)(1) or (2) are greater than zero dollars ($0.00) for any applicable Measurement Period, Borrowers shall, in addition to the information required under this Appendix V, furnish the Administrative Agent with all relevant information supporting such items, together with such other and/or additional information as may be requested by Administrative Agent relating thereto.

Compliance Certificate

APPENDIX VI

Intellectual Property Collateral

Compliance Certificate

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Term Loan Credit Agreement dated as of February 1, 2018 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) among Destination Maternity Corporation, a Delaware corporation (the “Lead Borrower”), Cave Springs, Inc., a Delaware corporation (“Cave” and together with Lead Borrower, each a “Borrower” and collectively, the “Borrowers”), Mothers Work Canada, Inc., a Delaware corporation (“Mothers Work”), DM Urban Renewal, LLC, a New Jersey limited liability company (“DM Urban”, and together with Mothers Work, each a “Guarantor” and collectively, “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Pathlight Capital LLC, as administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

______________________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:

ARTICLE VI The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Credit Agreement (including, without limitation, the Term Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s amount of the Term Loans owing to the Assignor will be as set forth in Section 2 of Schedule I hereto.

ARTICLE VII The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the principal outstanding balance of the Term Loans of the Assignor subject to this Assignment and Assumption, is not less than $____________, or, if less, the entire remaining amount of the Assignor’s Term Loans owing to it, unless the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

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ARTICLE VIII The Assignee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, United States Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and (g) represents and warrants that it is an Eligible Assignee.

ARTICLE IX Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount required as set forth in Section 10.06 to the Credit Agreement, to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).

ARTICLE X Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consent by the Administrative Agent and the Lead Borrower, as applicable (such consent not to be unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Credit Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Credit Agreement.

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ARTICLE XI Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

ARTICLE XII This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Lending Office (and address for notices):

[Address]

Accepted this _____ day of ___________, _____:

PATHLIGHT CAPITAL LLC as Administrative Agent

By:
Name:
Title:

Signature Page to Assignment and Assumption

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this _____ day of _____________, _______:

LEAD BORROWER:

DESTINATION MATERNITY CORPORATION

By:

Name:

Title:

Signature Page to Assignment and Assumption

Schedule I

Section 1.    Percentage/Amount of Term Loan Assigned by Assignor to Assignee.

Applicable Percentage assigned by Assignor:	______%

Aggregate Outstanding Principal Amount of Term Loans assigned by Assignor:	$_______________

Section 2.    Percentage2/Amount of Term Loans Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Applicable Percentage	______%

Assignee’s Applicable Percentage:	______%

Aggregate Outstanding Principal Amount of Term Loans Owing to Assignor:	$_______________

Aggregate Outstanding Principal Amount of Term Loans Owing to Assignee:	$_______________

Section 3.    Effective Date

Effective Date:	_______________, _____

[2]	Percentages to be carried out to the ninth decimal place.

EXHIBIT D

FORM OF CUSTOMS BROKER AGENCY AGREEMENT

CUSTOMS BROKER AGENCY AGREEMENT

____________, ____

Ladies and Gentlemen:

Please be advised that we and certain of our subsidiaries and affiliates (collectively, the “Company”) have entered into financing arrangements with Pathlight Capital LLC, in its capacity as agent pursuant to the Credit Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, together with its successors and assigns, “Agent”) and the parties to the Credit Agreement as lenders (collectively, together with their respective successors and assigns, “Lenders”), pursuant to which the Company has granted or will grant to Agent a security interest in, among other collateral, all of the Company’s existing and future inventory and other goods and documents of title, including, without limitation, all of the Company’s documents of title which may at any time now or hereafter be in your possession or control and all inventory and other goods which may at any time now or hereafter be located on or in real property or buildings owned, leased or otherwise in your possession or control, and/or received or delivered to you for shipment, customs clearance, distribution, storage or otherwise, whether pursuant to any agreement or otherwise (collectively, “Collateral”). For purposes of this agreement, the term “Credit Agreement” means the Term Loan Credit Agreement by and among Agent, Lenders, us and certain of our subsidiaries and affiliates, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

By your signature below, you acknowledge receipt of the above notice of Agent’s security interest and agree to follow all instructions that Agent may from time to time hereafter give to you with respect to Collateral in your possession or control or located on or in any of your premises, and/or received or delivered to you by or for our account for distribution, customs clearance, storage or otherwise. For the present, Agent consents to you continuing to release Collateral pursuant to the instructions given to you by the Company, or any of the Company’s authorized agents, but this consent may be terminated or changed at any time by notice to you from Agent. Upon being so notified by Agent, you are to abide solely by Agent’s instructions with respect to any of such goods or other Collateral and you are not to release any Collateral to the Company or to anyone else except according to written instructions which may be given to you from time to time by Agent. If so instructed by Agent, you agree to return to Agent all of the Company’s goods and other Collateral in your custody, control or possession. You hereby acknowledge and agree that you hold and will have possession of such goods or other Collateral and proceeds for the benefit of Agent and Lenders and you shall not take any action purporting to encumber or transfer any interest in such goods or other Collateral or the proceeds thereof.

You agree and acknowledge that you do not have and in no event will you assert against Agent or any Lender any lien, right of distraint or levy, right of offset, claim, deduction, counterclaim, security or other interest in any Collateral now or hereafter located on any of your premises or in your custody, possession or control, including any of the foregoing which might otherwise arise or exist in your favor pursuant to any agreement, common law, statute (including the U.S. Bankruptcy Code or any state insolvency law) or otherwise. You certify that you do not know of any security interest or other claim with respect to any of the Collateral, other than the security interest which is the subject of this agreement. You agree and acknowledge that no negotiable or non-negotiable warehouse receipts, documents of title or similar instruments have been or will be issued by you with respect to any of the Company’s goods, except for non-negotiable receipts naming Agent or the Company as consignee. You shall not take any action purporting to encumber or transfer any interest in such inventory or other goods or other Collateral. You are holding the Collateral as bailee for Agent for the purpose of perfecting the security interest and lien of Agent in the Collateral.

You further agree to allow Agent, any Lender and their respective agents to enter upon your premises during business hours for the purpose of examining, removing, taking possession of or otherwise dealing with any of the Collateral at any time in your possession or control or copies of any books and records related thereto.

Agent and Lenders are relying upon this agreement in connection with their financing arrangements with the Company. This agreement may not be changed or terminated orally or by course of conduct. Any change to the terms of this agreement must be in writing and signed by Agent. This agreement shall be binding upon you and your successors and assigns and shall be enforceable by and inure to the benefit of Agent, Lenders and their respective successors and assigns.

This agreement constitutes our acknowledgment that Agent or any Lender may assert any of the rights set forth or referred to herein, without objection by the Company. We also agree to reimburse you for all reasonable costs and expenses incurred by you as a direct result of compliance with the instructions of Agent as to the disposition of any of the Collateral.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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Please acknowledge your agreement to the foregoing by signing in the space provided below.

Very truly yours,

[APPLICABLE BORROWER]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[Customs Broker/Freight Forwarder]

By:
Name:
Title:

Signature Page to Customs Broker Agreement

EXHIBIT E

FORM BORROWING BASE CERTIFICATE

[See Attached]

Exhibit E

Destination Maternity Corporation As of Date: xx/xx/xx Borrowing Base Certificate Certificate # xx ABL Revolver Term Loan Eligible Credit Card Receivables Cross Reference Credit Card Receivables as of: xx/xx/xx US Credit Card Receivables $ - Canadian Credit Card Receivables - Total Credit Card Receivables $ - Less: Accrued fees def of Eligible Credit Card Receivables (a) - Less: Cash received but not yet applied def of Eligible Credit Card Receivables (b) - Less: Amounts over 5 business days def of Eligible Credit Card Receivables (ii) - Less: In dispute / subject to chargeback def of Eligible Credit Card Receivables (vi) - Less: Other def of Eligible Credit Card Receivables - def of Eligible Credit Card Receivables - Eligible Credit Card Receivables $ - Advance Rate 90.0% 15.0% Total Eligible Credit Card Receivables Availability $ - $ - Eligible Trade Receivables Cross Reference Wholesale Receivables as of: xx/xx/xx $ - Less: Kohl’s dilution 20% def of Eligible Trade Receivables (i) $ - - Less: Discounts, allowances, finance charges, etc. (not included above) def of Eligible Trade Receivables (i) - Less: Cash received but not yet applied def of Eligible Trade Receivables (ii) - Less: Debit memos def of Eligible Trade Receivables (A) - Less: 90 days past sale date or 60 days past due def of Eligible Trade Receivables (B) - Less: In dispute / subject to chargeback def of Eligible Trade Receivables (F) - Less: Foreign A/R in excess of letters of credit def of Eligible Trade Receivables (O) - Less: Other def of Eligible Trade Receivables - def of Eligible Trade Receivables - Eligible Trade Receivables $ - Advance Rate 85.0% 10.0% Total Eligible Trade Receivables Availability $ - $ - Eligible Receivables - Customer List and Marketing Services Receivables Cross Reference Customer List and Marketing Services Receivables as of: xx/xx/xx $ - Less: Discounts, allowances, finance charges, etc. (not included above) def of Eligible Receivables (x)(i) - Less: Cash received but not yet applied def of Eligible Receivables (x)(ii) - Less: Concentration in excess of 15% def of Eligible Receivables (x) (Admin Agent discretion) - Less: Debit memos def of Eligible Receivables (x)(A) - Less: 90 days past sale date or 60 days past due, excluding aged credits def of Eligible Receivables (x)(B)(1) - Less: In dispute / subject to chargeback def of Eligible Receivables (x)(F) - Less: Other def of Eligible Receivables (x) - def of Eligible Receivables (x) - Eligible Receivables - Customer List and Marketing Services Receivables $ - Advance Rate 80.0% 10.0% Total Eligible Receivables - Customer List and Marketing Services Receivables Availability $ - $ - Eligible Receivables - Leased Department Receivables Cross Reference Leased Department Receivables as of: xx/xx/xx $ - Less: Discounts, allowances, finance charges, etc. (not included above) def of Eligible Receivables (y)(i) - Less: Cash received but not yet applied def of Eligible Receivables (y)(ii) - Less: Accrued shrink def of Eligible Receivables (y) (Admin Agent discretion) - Less: 30 days past sale date or 15 days past due def of Eligible Receivables (y)(B)(bb) - Less: In dispute / subject to chargeback def of Eligible Receivables (y)(F) - Less: Other UK - HARRODS def of Eligible Receivables (y) - def of Eligible Receivables (y) - Eligible Receivables - Leased Department Receivables $ - Advance Rate 80.0% 10.0% Total Eligible Receivables - Leased Department Receivables Availability $ - $ - Total All Eligible Receivables Availability $ - Receivables Cap (30% of total Borrowing Base) def of Tranche A Borrowing Base (a)(ii) - - Limit on Eligible Receivables Availability $ - Total All Eligible Receivables Availability $ - $ - Eligible Inventory - Finished Goods & L/C Inventory Cross Reference At Cost Finished Goods Inventory as of: xx/xx/xx US DC & Store Inventory $ - Canadian Store Inventory - Total Finished Goods Inventory $ - Less: NFL (#15), US Weekly (#93), closed stores def of Eligible Inventory (b) (Admin Agent discretion) - Less: Shrink reserve def of Eligible Inventory (b) (Admin Agent discretion) - Less: Damage inventory (#98) def of Eligible Inventory (E) - Less: Stores with UCC’s filed def of Eligible Inventory (F) - Less: Sample inventory def of Eligible Inventory (G) -

Destination Maternity Corporation As of Date: xx/xx/xx Borrowing Base Certificate Certificate # xx ABL Revolver Term Loan Less: Other Amazon Held Inventory def of Eligible Inventory - China 3PL Inventory def of Eligible Inventory - UK Inventory def of Eligible Inventory - Eligible Inventory - Finished Goods Inventory $ - L/C Inventory as of: xx/xx/xx $ - Less: Incomplete documentation def of Eligible L/C Inventory (i), (ii), (iii) - Less: Other def of Eligible L/C Inventory - Eligible Inventory - L/C Inventory $ - Total Eligible Inventory - Finished Goods & L/C Inventory $ - NOLV Advance Rate (90% of NOLV) 90.0% 81.1% 73.0% 12.2% Total Eligible Inventory - Finished Goods & L/C Inventory Availability $ - $ - Eligible Inventory - Leased Department Inventory Cross Reference At Cost Leased Department Inventory as of: xx/xx/xx $ - Less: UCC not filed def of Eligible Inventory (K) - Eligible Inventory - Leased Department Inventory $ - NOLV Advance Rate (90% of NOLV) 90.0% 81.1% 73.0% 8.1% Total Eligible Inventory - Leased Department Inventory Availability $ - $ - Total Eligible Inventory - Leased Department Inventory Availability $ - Leased Department Inventory Availability Cap (Capped at $10,000,000) 10,000,000 - Limit on Leased Department Inventory Availability $ - Eligible In-Transit Inventory Cross Reference At Cost In-Transit Inventory as of: xx/xx/xx $ - Add: Landed cost 17.7% - Add: Commission paid - Less: In-transit > 60 days def of Eligible In-Transit Inventory (a) - Less: Other def of Eligible In-Transit Inventory - Eligible In-Transit Inventory $ - NOLV Advance Rate (90% of NOLV) 90.0% 81.1% 73.0% 0.0% Total Eligible In-Transit Inventory Availability Capped at $7,500,000 $ - $ - Total All Eligible Inventory Availability $ - $ - Eligible Intellectual Property (capped at 60% of BBC) Cross Reference Eligible IP as of: xx/xx/xx FLV of IP $ - Less: Intellectual Property Reserves $ - Eligible IP: $ - Advance Rate (42.5% for Term Loan, increasing to 50% if Delayed Draw Term Loan is funded) 0.0% 42.5% Less: IP Advance Rate Amortization (1.00% for every $300,000 in Term Loan principal repayments) 0.0% Less: IP Advance Rate Reduction Amount 0.0% Advance Rate 0.0% 42.5% Total Intellectual Property Availability (capped at 60% of BBC) $ - $ - Tax Credit Advance Availability (capped at $2,000,000)* $ - *Only included if ABL EA > $19,000,000 Qualified Cash Cross Reference Qualified Cash as of: xx/xx/xx $ - Less: Amount Not Included in Borrowing Base Availability def of Tranche A Borrowing Base (f) - Adjusted Qualified Cash $ - Advance Rate 100.0% 0.0% Total Qualified Cash Availability $ - $ - Gross Borrowing Base Availability $ - $ - Less: Availability Reserves as of: xx/xx/xx Gift Certificates/Cards (33%) def of Availability Reserves $ - $ - Rent Reserve (1 Mos PA, WA, and VA) def of Availability Reserves - Landed Costs (25% of in-transits) def of Availability Reserves - Employee Source Deductions def of Availability Reserves - Canadian Taxes (PST & GST) def of Availability Reserves - WEPPA def of Availability Reserves - Canadian Tax Lien def of Availability Reserves - Term Loan Reserve def of Availability Reserves (22,500,000) 22,500,000

Destination Maternity Corporation As of Date: xx/xx/xx Borrowing Base Certificate Certificate # xx ABL Revolver Term Loan Total Availability Reserves $ (22,500,000) $ 22,500,000 Total Borrowing Base $ (22,500,000) $ 22,500,000 Total Capped Borrowing Base $ (22,500,000) $ 22,500,000 AVAILABILITY CALCULATION $ (22,500,000) $ 22,500,000 Beginning Principal Balance as of: xx/xx/xx - 22,500,000 ADD: ADD: Current day paydown - - ADD: Prior days’ paydown - - ADD: Prior days’ requested lending - - LESS: Term Loan funding - - Ending principal balance prior to advance request - 22,500,000 Advance Request $ - $ - Ending Principal Balance - 22,500,000 as of: xx/xx/xx ADD: Standby Letters of Credit - ADD: Commercial Letters of Credit - Total exposure $ - $ 22,500,000 Net Availability After Today’s Request / Pay Down $ (22,500,000) $ - Minimum Excess Availability Covenant (> of (i) 10% of ABL BBC and TL Principal or (ii) $ 7,000,000) 7,000,000 Net Availability After Covenant $ (29,500,000) $ - The undersigned, a Responsible Officer (as defined in each of the Credit Agreements referred to below) of Destination Maternity Corporation (the “Lead Borrower”), represents and warrants that (A) the signer is authorized to execute this Certificate, and certifies that the signer has personal knowledge of the facts set forth herein, (B) the information set forth above and the supporting documentation and information delivered herewith: (i) is true and correct in all respects, (ii) has been prepared in accordance with the requirements of (x) that certain Amended and Restated Credit Agreement dated as of March 25, 2016 as amended through Amendment No. 3 to Restated Credit Agreement dated February 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by, among others, (1) the Lead Borrower, as agent for itself and the other Borrowers party thereto, (2) the Lenders party thereto (collectively, the “ABL Lenders”), and (3) Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent (in such capacities, the “ABL Agent”), and (y) that certain Term Loan Credit Agreement dated as of February 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement” and, together with the ABL Credit Agreement, collectively, the “Credit Agreements”), by, among others, (1) the Lead Borrower, as agent for itself and the other Borrowers party thereto, (2) the Lenders party thereto (collectively, the “Term Lenders”), (3) Pathlight Capital LLC, as Administrative Agent (in such capacities, the “Term Loan Agent”), and (iii) is based on supporting documentation that is satisfactory to the ABL Agent and Term Loan Agent, (C) all accounts payable, Taxes and Priority Payables all are being paid on a timely basis, (D) each Borrower is in compliance with all material terms of all leases or other agreements pursuant to which it occupies Real Estate and has not been notified that it is in default of any such leases or agreements, (E) none of the insurance policies which any Borrower is required to maintain under the Credit Agreements are set to expire earlier than ninety (90) days after the date hereof, and (F) no Default or Event of Default (as such terms are defined in the Credit Agreements) has occurred and is continuing. Each Borrower understands and agrees that the ABL Agent, Term Loan Agent, ABL Lenders, and Term Loan Lenders, respectively, will rely upon the representations and warranties set forth herein an upon the truth and accuracy of information contained herein in making any advance or other financial accommodation under the Credit Agreements. Responsible Officer

EXHIBIT F

FORM OF DDA NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH DEPOSITORY

[DATE]

To:	[Name and Address of Bank]

Re:	[______________________]

The Account Numbers referenced on Exhibit A annexed hereto

Dear Sir/Madam:

This letter relates to the Account Numbers referenced on Exhibit A annexed hereto and any other depository account(s) (collectively the “Account”) which [______________], a [________________] with an address at [____________________] (the “Borrower”), now or hereafter maintains with you. The term “Account” shall also mean any certificates of deposit, investments, or other evidence of indebtedness heretofore or hereafter issued by you to or for the account of the Borrower.

Under various agreements between, among others, the Borrower and Pathlight Capital LLC, a Delaware limited liability company with an office at 18 Shipyard Drive, Suite 2C, Hingham, Massachusetts 02043, as administrative agent (in such capacity, herein the “Administrative Agent”) for its own benefit and the benefit of certain other secured parties (the “Secured Parties”), the Borrower has granted to the Administrative Agent (for its own benefit and the benefit of the Secured Parties) security interests in and to, among other things, the Borrower’s accounts, accounts receivable, inventory, and proceeds therefrom, including, without limitation, the proceeds now or hereafter deposited in the Account or evidenced thereby. Consequently, the present and all future contents of the Account constitute the Administrative Agent’s collateral.

Until you receive written notification from the Administrative Agent that the interest of the Administrative Agent and the other Secured Parties in the Accounts has been terminated, all funds from time to time on deposit in each of the Accounts, net of such minimum balance, not to exceed $2,500.00, as may be required by you to be maintained in each of the Accounts, shall be transferred on each business day only as follows:

(a) By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Name of Bank]

ABA # ___________

Account No. ________________

Re: _____________________

or

(b) As you may be otherwise instructed from time to time in writing by an officer of the Administrative Agent.

Upon request of the Administrative Agent, a copy of each statement issued with respect to the Account should be provided to the Administrative Agent at the following addresses (which address may be changed upon seven (7) days’ written notice given to you by the Administrative Agent):

Pathlight Capital LLC

18 Shipyard Drive, Suite 2C

Hingham, Massachusetts 02043

Attention: David Storer

Telephone: 617-830-7053

Email: dstorer@pathlightcapital.com

You shall be fully protected in acting on any order or direction by the Administrative Agent respecting the Accounts without making any inquiry whatsoever as to the Administrative Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Borrower and the Administrative Agent under the terms of the loan arrangement and the loan documents executed in connection therewith between, among others, the Borrower and the Administrative Agent.

This letter may be amended only by notice in writing signed by the Borrower and an officer of the Administrative Agent and may be terminated solely by written notice signed by an officer of the Administrative Agent.

[signature page follows]

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Very truly yours,

[____________________], as Borrower

By:
Name:
Title:

cc:	Pathlight Capital LLC

Signature Page to DDA Notification

Exhibit A

Accounts

[see attached]

EXHIBIT G

FORM OF CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH PROCESSOR

__________, ____

To:	[Name and Address of Credit Card Processor] (The “Processor”)

Re:	[___________] (the “Company”)

Merchant Account Number: ____________

Dear Sir/Madam:

Under various agreements between and among the Company, certain affiliates of the Company, Pathlight Capital LLC, a Delaware limited liability company with offices at 18 Shipyard Drive, Suite 2C, Hingham, Massachusetts 02043, as administrative agent (the “Agent”) for a syndicate of lenders and other secured parties (the “Secured Parties”) party to a certain Term Loan Credit Agreement dated as of February 1, 2018 (as amended, modified or supplemented from time to time, the “Credit Agreement”), the Company has granted to the Agent, for its own benefit and the benefit of the other Secured Parties, a security interest in and to the Company’s inventory, accounts, general intangibles, equipment, and other assets, including, without limitation, all amounts due or to become due from the Processor to the Company.

Under such agreements, the Company is obligated to deliver (or cause to be delivered) all proceeds of the Company’s accounts, accounts receivable, and inventory to the Agent. Such proceeds include all payments with respect to credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

ARTICLE I Until the Processor receives written notification from an officer of the Agent to the contrary, all amounts as may become due from time to time from the Processor to the Company shall continue to be transferred only as follows:

1.01. By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Name of Bank]

ABA # _________________________

Account No. ____________________

Re: _______________________

or

1.02. As the Processor may be instructed from time to time in writing by an officer of the Agent.

ARTICLE II Upon request of the Agent, a copy of each periodic statement provided by the Processor to the Company should be provided to the Agent at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by the Agent):

Pathlight Capital LLC

18 Shipyard Drive, Suite 2C

Hingham, MA 02043

Attention: David Storer

Re:     Destination Maternity

ARTICLE III The Processor shall be fully protected in acting on any order or direction by the Agents respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This letter may be amended only by the written agreement of the Processor, the Company, and an officer of the Agent and may be terminated solely by written notice signed by an officer of the Agent.

Very truly yours,

[_________________], as the Company

By:
Name:
Title:

cc:	Pathlight Capital LLC

Signature Page to Credit Card Notification

EXHIBIT H

INCREMENTAL TERM LOAN BORROWING REQUEST NOTICE

To:	Pathlight Capital LLC, as Administrative Agent

Please refer to the Term Loan Credit Agreement, dated as of February 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DESTINATION MATERNITY CORPORATION, a Delaware corporation (“Lead Borrower”), CAVE SPRINGS, INC., a Delaware corporation (“Cave”, and together with Lead Borrower, each a “Borrower” and collectively, “Borrowers”), MOTHERS WORK CANADA, INC., a Delaware corporation (“Mothers Work”), DM URBAN RENEWAL, LLC, a New Jersey limited liability company (“DM Urban”, and together with Mother Works, each a “Guarantor” and collectively, “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), PATHLIGHT CAPITAL LLC, as Administrative Agent (“Administrative Agent”). Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.01(a)(ii)(A) of the Credit Agreement, of a request hereby for an Incremental Term Loan as follows:

(i) The requested borrowing date for the proposed borrowing (which is a Business Day) is __________ __, 2018.

(ii) The aggregate amount of the proposed Incremental Term Loan is $2,500,000.

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Default or Event of Default under the Credit Agreement; (ii) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in writing in any court or before any arbitrator or Governmental Authority in which there is a reasonable possibility of a decision which would reasonably be expected to have a Material Adverse Effect; (iii) the representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the Incremental Term Loan Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than if such representations and warranties are subject to “materiality” or “Material Adverse Effect” or similar language, in which case they shall be true and correct in all respects).

Lead Borrower has caused this Incremental Term Loan Borrowing Notice to be executed and delivered by its officer thereunto duly authorized on __________ __, 2018.

LEAD BORROWER:

DESTINATION MATERNITY CORPORATION,

By:
Name:
Its:

Signature Page to Credit Card Notification